Exhibit 4.01
Execution Version

THE E.W. SCRIPPS COMPANY

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
As Trustee and Notes Collateral Agent

INDENTURE

Dated as of August 6, 2025

_______________________________________
$750,000,000

9.875% SENIOR SECURED SECOND LIEN NOTES DUE 2030
_______________________________________

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INCORPORATION BY REFERENCE    1

Section 1.01.    Definitions.    1
Section 1.02.    Other Definitions.    38
Section 1.03.    Rules of Construction    39
Section 1.04.    Limited Condition Transactions    39
Section 1.05.    Certain Compliance Calculations    41
ARTICLE II THE NOTES    42
Section 2.01.    Form and Dating    42
Section 2.02.    Execution and Authentication    42
Section 2.03.    Registrar; Paying Agent; Depositary    42
Section 2.04.    Paying Agent to Hold Money in Trust    43
Section 2.05.    Holder Lists    43
Section 2.06.    Transfer and Exchange    43
Section 2.07.    Replacement Notes    44
Section 2.08.    Outstanding Notes    44
Section 2.09.    Treasury Notes    44
Section 2.10.    Temporary Notes    45
Section 2.11.    Cancellation    45
Section 2.12.    Defaulted Interest    45
Section 2.13.    Record Date    45
Section 2.14.    CUSIP Number    45
Section 2.15.    Additional Notes    46
ARTICLE III REDEMPTIONS AND OFFERS TO PURCHASE    46
Section 3.01.    Redemption Provisions.    46
Section 3.02.    Notice to Trustee    47
Section 3.03.    Selection of Notes to Be Redeemed or Purchased    48
Section 3.04.    Notice of Redemption.    49
Section 3.05.    Effect of Notice of Redemption    50
Section 3.06.    Deposit of Redemption Price.    50
Section 3.07.    Notes Redeemed in Part    50
ARTICLE IV COVENANTS    50
Section 4.01.    Payment of Principal, Premium, and Interest    50
Section 4.02.    Reports    51
Section 4.03.    Compliance Certificate    52
Section 4.04.    Stay, Extension and Usury Laws    52
Section 4.05.    Limitation on Restricted Payments.    52
Section 4.06.    Maintenance of Existence    57
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Section 4.07.    Limitation on Incurrence of Indebtedness.    57
Section 4.08.    Limitation on Transactions with Affiliates.    63
Section 4.09.    Limitation on Liens    64
Section 4.10.    Taxes    64
Section 4.11.    Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries    64
Section 4.12.    Maintenance of Office or Agency    65
Section 4.13.    Change of Control.    66
Section 4.14.    Limitation on Asset Sales.    68
Section 4.15.    Future Subsidiary Guarantors    73
Section 4.16.    [Reserved]    74
Section 4.17.    Maintenance of Insurance    74
Section 4.18.    Limitation on Creation of Unrestricted Subsidiaries    74
Section 4.19.    Further Assurances    75
Section 4.20.    Suspension of Covenants.    75
Section 4.21.    After-Acquired Collateral.    76
Section 4.22.    Post-Closing Collateral Matters.    76
ARTICLE V SUCCESSORS    77
Section 5.01.    Merger, Consolidation and Sale of Assets    77
Section 5.02.    Surviving Person Substituted    77
ARTICLE VI DEFAULTS AND REMEDIES    78
Section 6.01.    Events of Default.    78
Section 6.02.    Acceleration.    80
Section 6.03.    Other Remedies    80
Section 6.04.    Waiver of Past Defaults    81
Section 6.05.    Control by Majority of Holders    81
Section 6.06.    Limitation of Suits by Holders    81
Section 6.07.    Rights of Holders    81
Section 6.08.    Collection Suit by Trustee    81
Section 6.09.    Trustee May File Proofs of Claim    82
Section 6.10.    Priorities    82
Section 6.11.    Undertaking for Costs    82
ARTICLE VII TRUSTEE    83
Section 7.01.    Duties of Trustee.    83
Section 7.02.    Rights of Trustee.    84
Section 7.03.    Individual Rights of Trustee    84
Section 7.04.    Trustee’s Disclaimer    84
Section 7.05.    Notice to Holders of Defaults and Events of Default    85
Section 7.06.    [Reserved]    85
Section 7.07.    Compensation and Indemnity    85
Section 7.08.    Replacement of Trustee    86
Section 7.09.    Successor Trustee by Merger, Etc    87
Section 7.10.    Eligibility; Disqualification    87
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Section 7.11.    Limitation of Liability    87
Section 7.12.    Security Documents; Intercreditor Agreements    87
Section 7.13.    Limitation on Duty of Trustee in Respect of Collateral; Indemnification    87
ARTICLE VIII DISCHARGE OF INDENTURE    88
Section 8.01.    Discharge of Liability on Notes; Defeasance.    88
Section 8.02.    Conditions to Defeasance    89
Section 8.03.    Application of Trust Money    90
Section 8.04.    Repayment to Company    90
Section 8.05.    Indemnity for U.S. Government Obligations    90
Section 8.06.    Reinstatement    90
ARTICLE IX AMENDMENTS    91
Section 9.01.    Amendments and Supplements Permitted Without Consent of Holders.    91
Section 9.02.    Amendments and Supplements Requiring Consent of Holders.    92
Section 9.03.    [Reserved].    93
Section 9.04.    Revocation and Effect of Consents.    93
Section 9.05.    Notation on or Exchange of Notes    93
Section 9.06.    Trustee Protected    94
ARTICLE X [RESERVED]    94
ARTICLE XI SUBSIDIARY GUARANTEES    94
Section 11.01.    Subsidiary Guarantees.    94
Section 11.02.    Trustee to Include Paying Agents    95
Section 11.03.    Limits on Subsidiary Guarantees    95
Section 11.04.    Execution of Subsidiary Guarantee    96
Section 11.05.    Stay, Extension and Usury Laws    96
Section 11.06.    Release of Guarantees    96
ARTICLE XII COLLATERAL    98
Section 12.01.    Security Documents.    98
Section 12.02.    Release of Collateral.    98
Section 12.03.    Suits to Protect the Collateral.    100
Section 12.04.    Authorization of Receipt of Funds by the Trustee Under the Security Documents.    100
Section 12.05.    Purchaser Protected.    100
Section 12.06.    Powers Exercisable by Receiver or Trustee.    101
Section 12.07.    Notes Collateral Agent.    101
ARTICLE XIII MISCELLANEOUS    109
Section 13.01.    [Reserved].    109
Section 13.02.    Notices    109
Section 13.03.    [Reserved].    109
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Section 13.04.    Certificate and Opinion as to Conditions Precedent    110
Section 13.05.    Statements Required in Certificate or Opinion    110
Section 13.06.    Rules by Trustee and Agents    110
Section 13.07.    Legal Holidays    110
Section 13.08.    No Personal Liability of Directors, Officers, Employees and
Stockholders    110
Section 13.09.    Intercreditor Agreements    110
Section 13.10.    Counterparts    111
Section 13.11.    Initial Appointments, Compliance Certificates    111
Section 13.12.    GOVERNING LAW    111
Section 13.13.    No Adverse Interpretation of Other Agreements    111
Section 13.14.    Successors    111
Section 13.15.    Severability    111
Section 13.16.    Table of Contents, Headings, Etc    111

Appendix A    Provisions Relating to Initial Notes and Additional Notes
Exhibit A    Form of Initial Note
Exhibit B    [Reserved]
Exhibit C    Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
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THIS INDENTURE, dated as of August 6, 2025, is among The E.W. Scripps Company (the “Company”), as issuer of the 9.875% Senior Secured Second Lien Notes due 2030 (the “Notes”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as collateral agent (the “Notes Collateral Agent”) and the Subsidiary Guarantors then party hereto. The Company, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01.Definitions.
“2027 Notes” means the Company’s 5.875% Senior Notes due 2027 in an aggregate outstanding principal amount as of the Issue Date of its $425.7 million.
“2027 Notes Redemption” means the redemption, on or about the Issue Date, of the 2027 Notes at a price of 100.000% of the principal amount thereof plus accrued and unpaid interest thereon with the net proceeds received from the issuance of the Notes.
“2029 Notes” means the Company’s 3.875% Senior Secured Notes due 2029 in an aggregate outstanding principal amount as of the Issue Date of $523.4 million.
“2031 Notes” means the Company’s 5.375% Senior Notes due 2031 in an aggregate outstanding principal amount as of the Issue Date of $392.1 million.
“A/R Securitization Facility” means the revolving securitization facility under a Receivables Financing Agreement, First Tier Sale and Contribution Agreement, Second Tier Sale and Contribution Agreement and Performance Guaranty each dated, as of April 10, 2025, by and among Scripps SPV, LLC, as borrower, PNC Bank, National Association, as Administrative agent and PNC Capital Markets LLC, as structuring agent, KKR Capital Markets LLC, as joint lead arranger and the other Persons party thereto.
“A/R Subsidiaries” means Scripps SPV, LLC and Scripps SPV Midco, LLC.
“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person (the “Acquired Person”) existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.
“Acquired Person” has the meaning provided in the definition of “Acquired Debt”.
“Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting business franchise or station or digital business or any related business used or useful in the Company’s business (whether existing as a separate entity, subsidiary, division, unit or otherwise) or (y) finance an LMA (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

“Additional Assets” means (1) any property or other assets used or useful in a Similar Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; provided, however, that any Restricted Subsidiary described in clause (2) or (3) above is engaged in a Similar Business.
“Additional First Lien Obligations” means any Indebtedness permitted to be incurred and secured pursuant to the terms of this Indenture on a pari passu basis with the Senior Credit Facility Obligations and the Existing Secured Notes Obligations with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.
“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any trustee, authorized representative or agent of such Additional First Lien Obligations.
“Additional Junior Lien Obligations” means any Obligations with respect to Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral with a Junior Lien Priority relative to First Lien Obligations; provided such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such Indebtedness or their Junior Lien Representative shall become party to the Junior Lien Intercreditor Agreement and any other applicable Intercreditor Agreements.
“Additional Second Lien Obligations” means any Indebtedness permitted to be incurred and secured pursuant to the terms of this Indenture and having a Pari Passu Lien Priority relative to the New Second Lien Obligations with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Junior Lien Intercreditor Agreement and any other applicable Intercreditor Agreements.
“Additional Note Board Resolutions” means resolutions duly adopted by the Board of Directors of the Company and delivered to the Trustee in an Officer’s Certificate providing for the issuance of Additional Notes.
“Additional Note Supplemental Indenture” means a supplement to this Indenture duly executed and delivered by the Company, each Subsidiary Guarantor, the Trustee and the Notes Collateral Agent pursuant to Article IX providing for the issuance of Additional Notes.
“Additional Notes” means Notes (including any replacement Notes issued with respect to the Additional Notes) issued in one or more transactions after the Issue Date pursuant to Section 2.15, which have substantially identical terms as Notes issued on the Issue Date, except that such Additional Notes may have different CUSIP numbers, issuance dates and dates from which interest initially accrues, as specified in the relevant Additional Note Board Resolutions or Additional Note Supplemental Indenture entered into thereafter in accordance with this Indenture.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agent” means any Registrar, Paying Agent, or co-registrar.
“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
“Asset Sale” means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of the Company of any assets (including by way of a sale-and-leaseback, including any Spectrum Tender, or by operation or as a result of an LLC Division) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company shall not be an “Asset Sale” but instead shall be governed by the provisions of this Indenture described under Section 5.01) or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary of the Company, in each case, whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Restricted Subsidiary); provided that the term “Asset Sale” shall not include any disposition or dispositions:
    (i)    in any transaction or series of related transactions of assets or property having a fair market value of less than $100.0 million in the aggregate;
    (ii)    between or among the Company and its Restricted Subsidiaries (including equity issuances);
    (iii)    in a transaction constituting a Change of Control;
    (iv)    of products, services or accounts receivable in the ordinary course of business;
    (v)    of damaged, worn-out or obsolete assets;
    (vi)    of cash or Cash Equivalents;
    (vii)    constituting Restricted Payments or Permitted Investments;
    (viii)    in connection with Permitted Liens;
    (ix)    of receivables in connection with the compromise, settlement or collection thereof;
    (x)    constituting the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practices;
    (xi)    in any foreclosure, condemnation or any similar action with respect to any property or other assets;
    (xii)    in any sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;
    (xiii)    of any Capital Stock, Indebtedness or other securities of any Unrestricted Subsidiary;
    (xiv)    of any Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
    (xv)    of (A) property to the extent that such property is exchanged for credit against the purchase of similar replacement property that is promptly purchased, (B) property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (C) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
    (xvi)    in any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including sale and leaseback transactions and asset securitizations, permitted by this Indenture;
    (xvii)    of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;
    (xviii)    constituting any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
    (xix)    in the unwinding of any Hedging Obligations pursuant to its terms;
    (xx)    constituting any surrender or waiver of any contractual rights and the settlement or waiver of any contractual or litigation claims, in each case in the ordinary course of business;
    (xxi)    of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility;
    (xxii)    in any Spectrum Tender to the extent it involves a transaction for minimal or no consideration or otherwise less than fair market value, undertaken primarily to dispose of spectrum to comply with FCC ownership requirements and/or to obtain FCC consent to a related transaction; provided that any such Spectrum Tender shall not constitute a material portion of the Company’s business and operations;
    (xxiii)    of equipment, spectrum usage rights, broadcast licenses or related assets, in each case in connection with any spectrum reallocation resulting from the FCC’s incentive auction of TV broadcast spectrum pursuant to 47 U.S.C. §1452(b)(4)(A);

    (xxiv)    [reserved]; and
    (xxv)    to effect an LLC Division; provided that upon formation, the entity resulting from such LLC Division shall be a Restricted Subsidiary.
In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.
“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.
“Bank Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the lenders and other secured parties under the Senior Secured Credit Agreement, together with its successors and permitted assigns under the Senior Secured Credit Agreement.
“Bankruptcy Code” means Title 11, United States Bankruptcy Code of 1978, as amended.
“Bankruptcy Law” means the Bankruptcy Code or any similar United States federal, state or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, or any amendment to, succession to or change in any such law.
“Board of Directors” means the Company’s board of directors or any authorized committee of such board of directors.
“Berkshire Agreement” means that certain Securities Purchase Agreement, by and between The E.W. Scripps Company and Berkshire Hathaway, Inc., dated September 23, 2020, as amended, modified and supplemented from time to time.
“Berkshire Preferred Stock” means 6,000 shares Preferred Shares, $0.01 par value per share, of The E.W. Scripps Company with terms described in the Berkshire Agreement.
“Berkshire Securities Issuance” means the issuance and sale by The E.W. Scripps Company of the Berkshire Preferred Stock and the Berkshire Warrant and the related transactions contemplated by the Berkshire Agreement.
“Berkshire Warrant” means a warrant to purchase 23,076,923 Class A Common Shares, $0.01 par value per share, of The E.W. Scripps Company as described in the Berkshire Agreement.
“Business Day” means any day which is not a Legal Holiday.
“Capital Expenditures” means, for any period, on a consolidated basis for the Company and its Restricted Subsidiaries, the aggregate of all expenditures made by the Company or its Restricted Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Company and its Restricted Subsidiaries, including, without limitation, Capital Lease Obligations of the Company and its Restricted Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease on the balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.
“Cash Equivalents” means (i) marketable direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) maturing within one year of the date of purchase; (ii) commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500.0 million, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s Investors Service or “A-1” or better by Standard & Poor’s Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million, maturing within one year of the date of purchase; and (iv) any money market fund sponsored by a registered broker-dealer or mutual fund distributor (including the Trustee) that invests solely in the securities specified in the foregoing clauses (i), (ii) or (iii).
“Cash Management Services” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.
“Change of Control” means the occurrence of any of the following events:
    (i)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the Company;
    (ii)    the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (y) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the surviving or transferee corporation; or

    (iii)    the Company is liquidated or dissolved or adopts a plan of liquidation.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of any Parent Entity or the Company becoming a direct or indirect wholly-owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) other than the Permitted Holders is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Clearstream” means Clearstream Banking, Societe Anonyme or any successor securities clearing agency.
“Collateral” means all of the assets and property of the Company or any Subsidiary Guarantor, whether real, personal or mixed securing or purported to secure any New Second Lien Notes Obligations, other than Excluded Property.
“Comcast Retransmission Adjustment” means any adjustments to contractual retransmission revenues net of network affiliation fees, giving pro forma effect to all amendments to the Comcast retransmission agreement that were effective as of March 22, 2019 as if they had been effective as of January 1, 2017.
“Commission” means the Securities and Exchange Commission.
“Company” means The E.W. Scripps Company, unless and until a successor replaces it in accordance with Article V and thereafter means such successor.
“Consolidated EBITDA” means, for the Company and its Restricted Subsidiaries on a consolidated basis for any period, an amount equal to the sum of:
(i)Consolidated Net Income for such period plus
(ii)to the extent deducted in determining Consolidated Net Income for such period and without duplication,
(A)Consolidated Interest Expense,
(B)Consolidated Income Tax Expense,
(C)depreciation and amortization determined on a consolidated basis in accordance with GAAP,

(D)all other noncash expenses and other non-cash charges recorded during such period (other than any non-cash charge that represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period),
(E)fees, out of pocket costs and expenses incurred in connection with (I) the Transactions, (II) the 2027 Notes Redemption and (III) Permitted Investments, dispositions, issuances of Indebtedness or Equity Interests and Capital Expenditures permitted hereunder (whether or not successfully consummated) and
(F)(1) unusual or nonrecurring cash charges and (2) charges or losses incurred in connection with any corporate restructuring or integration plan, plus
(iii)the amount of “run rate” cost savings and synergies projected by the Company in good faith to be realized in connection with any Investment, acquisition, disposition, merger, consolidation, reorganization or restructuring to the extent permitted hereunder (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized or expected to be realized during such period from such actions; provided that (x) such amounts pursuant to this clause (iii) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such adjustments pursuant to this clause (iii)), (y) such cost savings and synergies are reasonably identifiable and quantifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of a responsible financial or accounting officer of the Company and (z) such actions have been taken or with respect to which substantial steps have been taken (in each case, including from any steps or actions taken in whole or in part prior to the Issue Date or the applicable consummation date of such transaction, initiative or event) or are committed to be taken within or are reasonably expected to be taken within 18 months after the end of the relevant period, plus
(iv)an amount equal to the Comcast Retransmission Adjustment; provided that such Comcast Retransmission Adjustment is reasonably identifiable and quantifiable, reasonably anticipated to be received and factually supportable in the good faith judgment of the Company; provided that the Comcast Retransmission Adjustment (a) for the each of the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, shall be deemed to be $14,400,000 and (b) for each of the fiscal quarters ended March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, shall be deemed to be $14,300,000; minus
(v)to the extent included in determining Consolidated Net Income for such period and without duplication, any non-cash gain attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB ASC 815.
“Consolidated Income Tax Expense” means, for the Company and its Restricted Subsidiaries determined on a consolidated basis, for any period, income tax expense or benefit determined in accordance with GAAP for such period.

“Consolidated Interest Expense” means, for the Company and its Restricted Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (i) interest expense and loan fees, including capitalized and non-capitalized interest and the interest component of Capital Lease Obligations (whether or not actually paid during such period) and (ii) the net amount payable (minus the net amount receivable) under any Hedging Obligations during such period (whether or not actually paid or received during such period).
“Consolidated Net Income” means, for the Company and its Restricted Subsidiaries for any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP consistently applied, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets, (iii) any income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company on the date that such Person’s assets are acquired by the Company or any Restricted Subsidiary of the Company, (iv) the net income of any Person that is not a Restricted Subsidiary in excess of the amount of dividends and distributions received from such Person, (v) solely for the purpose of determining the amount available for Restricted Payments under Section 4.05(a)(iii)(b) hereof, the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (vi) any impairment charges, amortization of or immediate recognition of actuarial gains or losses, in each case, only to the extent such items are non-cash in nature, on the Company’s or its Restricted Subsidiaries’ defined benefit pension plans, (vii) any gains or losses attributable to dispositions permitted hereunder and (viii) to the extent reflected in the calculation of such net income (or loss), gains or losses attributable to earn-outs or other contingent consideration arising in connection with any acquisition permitted hereunder (including payments required to be made under earnouts to which a seller becomes entitled).
“Consolidated Total Assets” means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and the Restricted Subsidiaries (including the value of any broadcast licensing agreements) reflected on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of the most recent ended fiscal quarter for which financial statements have been delivered pursuant to this Indenture, determined on a consolidated basis in accordance with GAAP on a pro forma basis in a manner consistent with the definition of “Debt to Consolidated EBITDA Ratio” to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
    (i)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
    (ii)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain the working capital or equity capital of the primary obligor; or otherwise
(c)    to maintain the net worth or solvency of the primary obligor; or
    (iii)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Corporate Trust Office” shall be at the address of the Trustee specified in Section 13.02 or such other address as the Trustee may give notice to the Company.
“Cumulative Consolidated EBITDA” means, as of any date of determination, Consolidated EBITDA from January 1, 2017 to the last day of the most recently ended month prior to such date for which financial statements are available, taken as a single accounting period.
“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense less non-cash amortization of deferred financing costs from January 1, 2017 to the last day of the most recently ended month prior to such date for which financial statements are available, taken as a single accounting period.
“Custodian” means any custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
“Debt to Consolidated EBITDA Ratio” means, with respect to any date of determination, the ratio of
(i)    the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date on a consolidated basis (other than Indebtedness with respect to Cash Management Services, intercompany Indebtedness and Hedging Obligations) minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Company are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in clause (ii) of this definition and as determined in good faith by the Company to
(ii)    Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent Test Period, divided by two (2), determined on a pro forma basis after giving pro forma effect to
(a)    the incurrence of all Indebtedness to be incurred on such date and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period;
(b)    the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”) (except that, in making such computation, the amount of Indebtedness under any revolving credit facilities shall be computed based upon the average balance of such Indebtedness at the end of each month during such Test Period); provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 4.07(b) (other than clause (ix)(b) thereof);
(c)    in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such Test Period; and
(d)    any acquisition, disposition, LMA, Investment, merger, consolidation, reorganization or restructuring by the Company and its Restricted Subsidiaries (including any pro forma expense, cost reductions and synergies associated with any such acquisition, LMA, Investment or disposition that are reasonably identifiable and factually supportable and based on actions already taken or with respect to which substantial steps have been taken (in each case, including from any steps or actions taken in whole or in part prior to the Issue Date or the applicable consummation date of such transaction, initiative or event) or are committed to be taken within or are reasonably expected to be taken within 18 months after the end of the relevant period as determined in good faith by the Company), or any related repayment of Indebtedness, in each case since the first day of such Test Period (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”), assuming such acquisition, disposition, LMA, Investment, merger, consolidation, reorganization or restructuring, as applicable, had been consummated on the first day of such Test Period; provided that the pro forma expense, cost reductions and synergies included pursuant to this clause (d) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such adjustments pursuant to this clause (d). In addition, the consolidated net income of a Person with outstanding Indebtedness or Capital Stock providing for a payment restriction which is permitted to exist by reason of clause (c) of Section 4.11 shall not be taken into account in determining whether any Indebtedness is permitted to be incurred under this Indenture.
“Default” means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.
“Definitive Note” means any of (i) a certificated Initial Note or (ii) a certificated Additional Note, in each case, that does not include the Global Notes Legend.
“Depositary” means, with respect to Notes issued in the form of one or more Global Notes, DTC or another Person designated as depository by the Company, which Person must be a clearing agency registered under Section 17A of the Exchange Act.
“Designated Noncash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration as determined by a responsible financial or accounting officer of the Company, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Designated Preferred Stock” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an officer’s certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.05(a)(iii)(c).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on or prior to the stated maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or casualty or condemnation event will not constitute Disqualified Stock; provided that, for the avoidance of doubt, the Berkshire Preferred Stock shall not constitute Disqualified Stock.
“Dollars” and “$” mean lawful money of the United States of America.
“DTC” means The Depository Trust Company.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Issuance” means (x) an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company subsequent to the Issue Date pursuant to an effective registration statement filed under the Securities Act, (y) the sale of Capital Stock or other securities or a capital contribution, in each case subsequent to the Issue Date, by or the proceeds of which are contributed to the equity (other than through the issuance or increase of Disqualified Stock or Designated Preferred Stock) of the Company or any of its Restricted Subsidiaries.
“Euroclear” means the Euroclear Bank NV/SA or any successor securities clearing agency.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Property” has the meaning given to such term in the New Second Lien Security Agreement.
“Existing Notes” refers, collectively, to the 2029 Notes and the 2031 Notes.
“Existing Notes Indentures” means the indentures governing the Existing Notes, as the same may be amended from time to time.
“Existing Secured Notes Collateral Agent” means U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), in its capacity as notes collateral agent for the holders and other secured parties under the Existing Secured Notes Indenture, together with its successors and permitted assigns under the Existing Secured Notes Indenture.

“Existing Secured Notes Indenture” means the Indenture, dated as of December 30, 2020, as amended, restated, supplemented or otherwise modified on or prior to the Issue Date (including pursuant to the supplemental indenture entered into on January 7, 2021), between Scripps Escrow II, Inc., the Company and U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent, governing the 2029 Notes.
“Existing Secured Notes Obligations” means Obligations in respect of the Existing Secured Notes Indenture.
“Existing Secured Notes Secured Parties” means the Existing Secured Notes Collateral Agent, the holders of the 2029 Notes and the trustee under the Existing Secured Notes Indenture.
“FCC” means the Federal Communications Commission.
“FCC License” means any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, to the Company or any Subsidiary Guarantor, or assigned or transferred to the Company or any Subsidiary Guarantor pursuant to FCC consent.
“First Lien Intercreditor Agreement” means that certain intercreditor agreement, dated as of January 7, 2021, between the Bank Collateral Agent and the Existing Secured Notes Collateral Agent, as amended by that certain Collateral Agent Joinder Agreement No. 1 and Amendment, dated as of April 10, 2025, which may be further amended from time to time without the consent of the holders of the 2029 Notes or the lenders under the Senior Secured Credit Agreement to add other parties holding First Lien Obligations permitted to be incurred under this Indenture, the Senior Secured Credit Agreement, the Existing Secured Notes Indenture and the First Lien Intercreditor Agreement, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time and shall include any future new or replacement first lien intercreditor agreement for the First Lien Obligations.
“First Lien Obligations” means, collectively, (1) the Senior Credit Facility Obligations, (2) the Existing Secured Notes Obligations and (3) each Series of Additional First Lien Obligations.
“First Lien Secured Parties” means (1) the Senior Credit Facility Secured Parties, (2) the Existing Secured Notes Secured Parties and (3) any Additional First Lien Secured Parties.
“Fitch” means Fitch Inc. and any successor to its rating agency business.
“Foreign Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the avoidance of doubt, obligations relating to a lease that were (or would be) classified and accounted for by Company and its Subsidiaries as an operating lease under GAAP as in effect on April 28, 2017 shall continue to be classified and accounted for as obligations relating to an operating lease and not as a capitalized lease notwithstanding Accounting Standards Codification 840 or Accounting Standards Codification 842 or any implementation thereof.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.
“Grantor” means the Company and any Subsidiary Guarantor.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and “guaranteed,” “guaranteeing” and “guarantor” shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.
“Hedging Obligations” means, with respect to any Person, the obligations of such person under (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Holder” means the Person in whose name a Note is registered on the registrar’s books.
“Immaterial Subsidiary” means any Subsidiary of the Company that (i) does not incur or Guarantee any obligations under any Senior Credit Facilities or any other Indebtedness, (ii) had total revenues together with all other Immaterial Subsidiaries of less than 10.0% of the total consolidated revenues of the Company and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Company and (iii) had total assets together with all other Immaterial Subsidiaries of less than 10.0% of the Consolidated Total Assets as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is one business day following the filing, transmittal or making available of annual or quarterly financial statements pursuant to Section 4.02 with respect to the last quarter of such four consecutive fiscal quarter period.
“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables and obligations regarding programming rights incurred in the ordinary course of business; provided that for purposes of for purposes of Section 6.01(a)(iv), trade payables and obligations regarding programming rights overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables and obligations regarding programming rights are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and clauses (x) and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Stock of such Person, but excluding any other obligations under any Equity Interests that are not Disqualified Stock, (x) Off-Balance Sheet Liabilities, and (xi) all Hedging Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes hereof, the amount of any Indebtedness referred to in clause (xi) of the preceding sentence shall be amounts, including any termination payments, required to be paid to a counterparty after giving effect to any contractual netting arrangements, and not any notional amount with regard to which payments may be calculated.
The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on April 28, 2017, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.
Except as otherwise set forth herein, the amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
    (i)    Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;
    (ii)    any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

    (iii)    obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;
    (iv)    in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed an determined, the amount is paid in a timely manner;
    (v)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims obligations or contributions or social security or wage taxes; or
    (vi)    Programming Obligations.
“Indenture” means this Indenture as amended or supplemented from time to time.
“Independent Director” means a director of the Company other than a director (i) who (apart from being a director of the Company or any Subsidiary) is an employee, associate or Affiliate of the Company or a Subsidiary or has held any such position during the previous five years, or (ii) who is a director, employee, associate or Affiliate of another party to the transaction in question.
“Initial Notes” means the $750,000,000 aggregate principal amount of Notes originally issued on the Issue Date, and any replacement Notes issued in exchange therefor in accordance with this Indenture.
“Insolvency or Liquidation Proceeding” means, with respect to any Person, any liquidation, dissolution or winding-up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.
“Intercreditor Agreements” means the Junior Lien Intercreditor Agreement and any Pari Passu Junior Lien Intercreditor Agreement or Subordinated Junior Lien Intercreditor Agreement.
“Investment Grade Securities” means:
    (i)    securities issued or directly and fully Guaranteed or insured by the United States or any instrumentality thereof (other than Cash Equivalents);
    (ii)    debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and
    (iii)    investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two or more of the following:
    (i)    a rating of “BBB-” (with an outlook of stable or better) or higher from S&P (or the equivalent rating by a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, as the case may be, selected by the Company which shall be substituted for S&P);
    (ii)    a rating of “Baa3” (with an outlook of stable or better) or higher from Moody’s (or the equivalent rating by a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, as the case may be, selected by the Company which shall be substituted for Moody’s); and
    (iii)    a rating of “BBB-” (with an outlook of stable or better) or higher from Fitch (or the equivalent rating by a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, as the case may be, selected by the Company which shall be substituted for Fitch).
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates of such Person) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business) purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit (including extensions of credit in respect of equipment leases) by the Company and its Restricted Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Subsidiary, as the case may be.
“Issue” means create, issue, assume, guarantee, incur or otherwise become, directly or indirectly, liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by designation, merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary. For this definition, the terms “issuing,” “issuer,” “issuance” and “issued” have meanings correlative to the foregoing.
“Issue Date” means the date of original issuance of the Notes.
“Junior Lien Intercreditor Agreement” means that certain junior lien intercreditor agreement, dated as of the Issue Date, among the Notes Collateral Agent, the Bank Collateral Agent, the Existing Secured Notes Collateral Agent, the Company and the Subsidiary Guarantors as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Indenture.
“Junior Lien Obligations” means (1) the Notes and (2) Additional Junior Lien Obligations.
“Junior Lien Priority” means Indebtedness (including the Notes) that is secured by a Lien on the Collateral that is pari passu with or junior in priority to the Liens on the Collateral securing the Second Lien Obligations and is subject to the Junior Lien Intercreditor Agreement and any other applicable Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens (provided, however, for the avoidance of doubt, no Junior Lien Obligations may be secured by Liens that are senior in priority to the Liens securing the Second Lien Obligations)).
“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is named as such in the Junior Lien Intercreditor Agreement or any joinder thereto.
“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any authorized filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, (3) any Restricted Payment, (4) any Asset Sale or a disposition excluded from the definition of “Asset Sale” and (5) a Permitted Change of Control.
“LLC Division” means the division of a limited liability company into two or more limited liability companies, with the dividing company continuing or terminating its existence as a result, whether pursuant to the laws of any applicable jurisdiction or otherwise (including, without limitation, any “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or any similar statute or provision under applicable law or otherwise).
“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a television or radio station or digital business of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television or radio station or digital business or (iii) manages a portion of the operations of a television or radio station or digital business.
“L8QA Consolidated EBITDA” means Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent Test Period, divided by two (2), determined on a pro forma basis consistent with the definition of “Debt to Consolidated EBITDA Ratio.”
“Make Whole Premium” means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at August 15, 2027 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through August 15, 2027, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.05(b)(xviii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Material FCC License” means any FCC License that is, in the reasonable determination of the Company, material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole.
“Material Intellectual Property” means any intellectual property that is, in the reasonable determination of the Company, material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole.
“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and including Permitted Tax Distributions).
“Net Proceeds” means, with respect to any Asset Sale by any Person, the aggregate cash proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such Person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses, costs or charges incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale, plus (e) if such Person is a Subsidiary of the Company, any dividends or distributions payable to holders of minority interests in such Subsidiary from the proceeds of such Asset Sale.

“New Second Lien Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents.
“New Second Lien Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.
“New Second Lien Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Notes Collateral Agent.
“Non-Guarantor” means any Restricted Subsidiary that is not a Subsidiary Guarantor.
“Note” means a Note, including any Initial Note or Additional Note issued pursuant to this Indenture.
“Notes Custodian” means U.S. Bank Trust Company, National Association, as custodian with respect to the Notes in global form, or any successor entity thereto or any replacement designated by DTC.
“Obligations” means any principal, interest (including, without limitation, interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or a Subsidiary Guarantor, as the case may be, regardless of whether or not a claim for post-filing interest, fees or expenses is allowed or allowable in such proceedings), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offer” means a Change of Control Offer or Alternate Offer, as applicable, made pursuant to Section 4.13, or a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer or an Advance Offer, as applicable, made pursuant to Section 4.14.
“Offering Memorandum” means the Offering Memorandum dated July 28, 2025, relating to the offering of the Initial Notes.
“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.
“Officer’s Certificate” means a certificate signed by an Officer of the Company.
“Off-Balance Sheet Liabilities” of any Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Opinion of Counsel” means a written opinion in form and substance satisfactory to, and from legal counsel acceptable to, the Trustee (such counsel may be an employee of or counsel to the Company or the Trustee).

“Parent Entity” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent Entity.
“Parent Entity Expenses” means:
(1)costs (including all professional fees and expenses) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act or Exchange Act or the respective rules and regulations promulgated thereunder;
(2)customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other contacting documents or pursuant to written agreements with any such Person;
(3)obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;
(4) (x) general corporate overhead expenses, including professional fees and expenses and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries;
(5)customary expenses incurred by any Parent Entity in connection with any offering, sale, conversion or exchange of Capital Stock or Indebtedness;
(6)franchise and similar taxes required to maintain such Parent Entity’s corporate existence; and
(7)amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 4.05 if made by any Parent Entity; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Parent Entity or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 4.05(a)(iii) and (E) such Investment shall be deemed to be made by the Parent Entity or such Restricted Subsidiary.

“Pari Passu Junior Lien Intercreditor Agreement” means a pari passu junior lien intercreditor agreement that provides that the Liens securing any Additional Second Lien Obligations will have equal priority with the New Second Lien Notes Obligations with respect to all Collateral on the terms set forth therein and that is in a form that the Company has determined in good faith is reasonably customary for intercreditor agreements governing the relationship between equal priority junior Liens (other than any terms that are more favorable to the New Second Lien Notes Secured Parties), as certified by the Company in an officer’s certificate to the Trustee and the Notes Collateral Agent (it being acknowledged and agreed that the First Lien Intercreditor Agreement (as updated in a customary matter to reflect the second priority Liens and certified as such) shall be deemed customary); provided that no Opinion of Counsel shall be required to be delivered to the Trustee or the Notes Collateral Agent.
“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the Junior Lien Intercreditor Agreement and any other applicable Intercreditor Agreements.
“Paying Agent” means an office or agency where Notes may be presented for payment.
“Permitted Asset Swap” means the purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that (i) such purchase and sale or exchange must take place within 120 days of each other and (ii) any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.14.
“Permitted Change of Control” means any Change of Control that does not constitute a Change of Control Repurchase Event.
“Permitted Holders” means (i) individually or collectively, all lineal descendants of Robert Paine Scripps or John Paul Scripps, or trusts for the benefit of, or any investment fund, investment vehicle or other entity, vehicle or account controlled by, such lineal descendants or their spouses or any Affiliates of any of the foregoing and (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date) of which any Person in the foregoing clause (i) is a member; provided that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) and (ii), collectively, have beneficial ownership of more than 50.0% of the total voting power represented by the outstanding Voting Stock of the Company.
“Permitted Investments” means:
(i)(a) Investments existing on the Issue Date or made pursuant to an agreement existing on the Issue Date (and any extension, modification or renewal or any such Investments, but only to the extent not involving additional advances, contributions or increases thereof, other than as a result of accrual or accretion of original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of the Investment in effect on the Issue Date), and (b) any Investment in the Company, any Restricted Subsidiary or any Qualified Joint Venture;

(ii)any Investments in cash, Cash Equivalents, Investment Grade Securities, or any Investment that was classified as Cash Equivalents or Investment Grade Securities at the time acquired;
(iii)any Investment in a Person (an “Acquired Person”) if, as a result of such Investment, (a) the Acquired Person becomes a Restricted Subsidiary, or (b) the Acquired Person either (1) is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary and the Company or such Restricted Subsidiary is the surviving Person, or (2) transfers or conveys all or substantially all of its assets or any line of business to, or is liquidated into, the Company or a Restricted Subsidiary;
(iv)accounts and notes receivable generated or acquired in the ordinary course of business;
(v)Hedging Obligations permitted pursuant to Section 4.07(b);
(vi)any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
(vii)Investments consisting of endorsements of negotiable instruments and similar documents, accounts receivables, deposits, prepayments, credits or purchases of inventory, supplies, materials and equipment, deposits to secure lease or utility payments, in each case in the ordinary course of business;
(viii)any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;
(ix)any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.08(b) (except those described in Section 4.08(b)(ix));
(x)Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $155.0 million and 28.0% of L8QA Consolidated EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes or merges into or consolidated with the Company or a Restricted Subsidiary after such date, such Investment shall thereafter shall cease to have been made pursuant to this clause;
(xi)(i) Investments in a Securitization Subsidiary or Receivables Facility or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a securitization repurchase obligation in connection with a Qualified Securitization Financing or Receivables Facility;

(xii)Investments by an Unrestricted Subsidiary entered into prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 4.18;
(xiii)Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Sale;
(xiv)(x) Guarantees of Indebtedness not otherwise prohibited and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (y) performance guarantees with respect to obligations that are permitted by this Indenture;
(xv)Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;
(xvi)Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(xvii)Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(xviii)Investments consisting of loans and advances to employees, officers and directors of the Company or any of its Restricted Subsidiaries in the aggregate amount up to $15.0 million outstanding at any time;
(xix)[reserved];
(xx)any other Investments in an aggregate amount up to the greater of (x) $275.0 million and (y) 50.0% of L8QA Consolidated EBITDA at any time outstanding plus, to the extent not increasing the amount available under Section 4.05(a)(iii) in the case of the disposition or repayment of any such Investment made pursuant to this clause (xx) for cash, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or Restricted Subsidiary, as the case may be, in respect of such disposition; and
(xxi)so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and the Debt to Consolidated EBITDA Ratio does not exceed 4.25 to 1.00 immediately prior and after giving effect thereto on a pro forma basis for the then most recently ended Test Period, the Company and its Restricted Subsidiaries may make additional Investments (and thereafter hold such Investments).
“Permitted Liens” means:
    (i)     Liens existing on the Issue Date, including, but not limited to the Liens securing the 2029 Notes and the Notes (other than Additional Notes);

    (ii)    Liens that secure any Senior Credit Facilities (incurred pursuant to clause (i) of the definition of “Permitted Indebtedness”) and obligations under Cash Management Services and Hedging Obligations secured in connection with Senior Credit Facilities, in each case permitted under this Indenture; provided that such Liens shall be subject to the Junior Lien Intercreditor Agreement as either First Lien Obligations or Junior Lien Obligations thereunder, as the case may be;
    (iii)    Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary of the Company or otherwise becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or other transaction and do not extend to any assets other than those of such Person;
    (iv)    Liens on property acquired by the Company or a Restricted Subsidiary (including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property;
    (v)    Liens in favor of the Company or any Restricted Subsidiary of the Company;
    (vi)    Liens incurred, or pledges and deposits in connection with, workers’ compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;
    (vii)    Liens imposed by law, including, without limitation, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, incurred by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;
    (viii)    Liens securing Permitted Purchase Money Indebtedness, Capital Lease Obligations and other Indebtedness incurred pursuant to Section 4.07(b)(vii); provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Permitted Purchase Money Indebtedness, Capital Lease Obligations and other Indebtedness;
    (ix)    Liens for taxes or assessments and similar charges which either are not delinquent or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings for which the Company has set aside on its books reserves to the extent required by GAAP;
    (x)    Liens on assets or Capital Stock of Unrestricted Subsidiaries that secure non-recourse Indebtedness of Unrestricted Subsidiaries;
    (xi)    Liens securing Refinancing Indebtedness where the Liens securing Indebtedness being refinanced were permitted under this Indenture; provided that such Liens shall have the same or lower priority as the Liens securing such Indebtedness being refinanced;
    (xii)    easements, rights-of-way, zoning and similar restrictions, encroachments, protrusions and other similar encumbrances or title defects incurred or imposed as applicable, in the ordinary course of business and consistent with industry practices and zoning or other restrictions as to the use of real properties or Liens incidental which are imposed by any governmental authority having jurisdiction over such property;
    (xiii)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;
    (xiv)    Liens securing Hedging Obligations permitted under this Indenture;
    (xv)    leases, licenses, sub-licenses or subleases granted to others and Liens arising from filing Uniform Commercial Code financing statements regarding leases;
    (xvi)    Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves as is required in conformity with GAAP has been made therefor;
    (xvii)    Liens (i) that are contractual rights of set-off (A) relating to treasury, depository and Cash Management Services with banks or any automated clearing house transfers of funds, in each case, in the ordinary course of business and not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and which are within the general parameters customary in the banking industry;
    (xviii)    Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;
    (xix)    utility and other similar deposits made in the ordinary course of business;
    (xx)    Liens on cash or Cash Equivalents, arising in connection with the defeasance, discharge or redemption of Indebtedness or escrowed to repurchase or redeem Indebtedness or Capital Stock, in each case where such defeasance, discharge, redemption or repurchase is otherwise permitted hereunder;
    (xxi)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Indebtedness;
    (xxii)    Liens on assets or Capital Stock in connection with merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets or

Capital Stock otherwise permitted under this Indenture for so long as such agreements are in effect;
    (xxiii)    Liens to secure Indebtedness of any Non-Guarantor permitted by Section 4.07(b)(xvi) covering only the assets of such Restricted Subsidiary;
    (xxiv)    Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;
    (xxv)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
    (xxvi)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;
    (xxvii)    Liens (x) on cash advances in favor of the seller of any property to be acquired in connection with a Permitted Investment to be applied against the purchase price for such Permitted Investment, and (y) consisting of an agreement to sell any property in an asset sale permitted under this Indenture, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;
    (xxviii)    Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such Liens are not incurred in contemplation of such redesignation;
    (xxix)    Liens securing an aggregate principal amount of Indebtedness or other obligations not to exceed the maximum principal amount of Indebtedness that, as of the date such Indebtedness and Liens were incurred, and after giving effect to the incurrence of such Indebtedness and Liens and the application of proceeds therefrom on such date, would not cause (i) in the case of Liens securing Indebtedness that constitutes Senior Lien Obligations, the Senior Leverage Ratio of the Company to exceed 3.00 to 1.00 and (ii) in the case of Liens securing Indebtedness that constitutes Junior Lien Obligations, the Secured Leverage Ratio of the Company to exceed 4.50 to 1.00; provided that such Liens shall be subject to the Junior Lien Intercreditor Agreement as either Senior Lien Obligations or Junior Lien Obligations, as the case may be; and
    (xxx)    Liens at any time outstanding securing Indebtedness or other obligations not to exceed the greater of $275.0 million and 50.0% of L8QA Consolidated EBITDA.
“Permitted Purchase Money Indebtedness” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of intellectual property rights, property (real or personal), plant, equipment or assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).
“Permitted Tax Distribution” means: for any taxable period for which the Company and/or any of its Subsidiaries are members of a group filing a consolidated, combined or similar income tax return with any Parent Entity, any dividends or other distributions to such Parent Entity to pay any consolidated, combined or similar income taxes for which such Parent Entity is liable that are attributable to the income of the Company and/or such Subsidiaries; provided that (i) the amount of such dividends and other distributions with respect to any taxable period shall not exceed the amount of such income taxes that the Company and/or such Subsidiaries (as applicable) would have been required to pay if the Company and/or such Subsidiaries had paid such tax on a separate company basis or a separate group basis (as applicable) and (ii) any such dividends and other distributions attributable to income of an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Company or any Restricted Subsidiary for such purpose.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.
“Programming Obligations” means all direct or indirect monetary liabilities, contingent or otherwise, with respect to contracts for television, radio or other broadcast or distribution rights relating to television or radio series or other programs produced or distributed for television or radio or digital release.
“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).
“Qualified Joint Venture” means a majority-owned Subsidiary where Capital Stock of the Subsidiary is issued to a Qualified Joint Venture Partner in consideration of the contribution primarily consisting of assets used or useful in the business of owning and operating television or radio stations or digital business, all businesses directly related thereto, and any electronic news and information delivery business and any other television or radio broadcasting-related, television or radio distribution-related or television or radio content-related business or digital business or any other Similar Business.
“Qualified Joint Venture Partner” means a person who is not affiliated with the Company.
“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the credit agreements prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing. The A/R Securitization Facility constitutes a Qualified Securitization Financing hereunder.

“Rating Agency” means (1) Moody’s, S&P and Fitch and (2) if Moody’s, S&P or Fitch ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company or any parent of the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to affect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.
“Ratings Event” means a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by two or more Rating Agencies if each such Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control.
“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Company to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.
“Receivables Facility” means an arrangement between the Company or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.
“Refinancing Indebtedness” means Indebtedness that refunds, refinances, defeases, renews, replaces or extends any Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture, whether in whole or part and whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:
    (i)    the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended, if such Indebtedness was subordinated to the Notes;
    (ii)    the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted

Average Life to Maturity of the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes); provided that this clause (ii) will not apply to any refinancing of any Secured Indebtedness;
    (iii)    such Refinancing Indebtedness (or accreted amount in the case of any Indebtedness issued with original issue discount, as such) is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount, as such) then outstanding under the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums (including tender premiums) owed, if any, not in excess of pre-existing optional prepayment provisions on such Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended and (c) the amount of fees, expenses and costs (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and
    (iv)    such Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.
“Regulation S” means Regulation S under the Securities Act or any successor regulation.
“Regulation S Note” means all Initial Notes or all Additional Notes, as the case may be, offered and sold outside the United States in reliance on Regulation S.
“Responsible Officer” means, with respect to the Notes Collateral Agent, any officer of the Notes Collateral Agent who has direct responsibility for the administration of the duties of the Notes Collateral Agent under this Indenture and the related documents.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A.
“Restricted Payment” means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness prior to the scheduled maturity thereof except for any purchase, redemption, defeasance or other acquisition or retirement within one year of the scheduled maturity thereof; or (iv) any Restricted Investment.
“Restricted Period” means, in respect of any Note, the 40 consecutive days beginning on and including the later of (a) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S under the Securities Act) pursuant to Regulation S and (b) the issue date for such Notes.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.
“Rule 144” means Rule 144 under the Securities Act (or any successor rule).
“Rule 144A” means Rule 144A under the Securities Act (or any successor rule).
“Rule 144A Notes” means all Initial Notes or all Additional Notes, as the case may be, offered and sold to QIBs in reliance on Rule 144A.
“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act.
“Second Lien Obligations” means, collectively, (1) the New Second Lien Notes Obligations and (2) each series of Additional Second Lien Obligations.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Leverage Ratio” means, with respect to any date of determination, the ratio of (i) (x) the aggregate principal amount of all outstanding Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date on a consolidated basis minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Company are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in clause (ii) of this definition and as determined in good faith by the Company to (ii) Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent Test Period divided by two (2), determined on a pro forma basis after giving pro forma effect to:
(a)    the incurrence of all Indebtedness to be incurred on such date and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period;
(b)    the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (vii) of the definition of “Permitted Indebtedness”) (except that, in making such computation, the amount of Indebtedness under any revolving credit facilities shall be computed based upon the average balance of such Indebtedness at the end of each month during such Test Period); provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 4.07(b) (other than clause (ix)(b) thereof);
(c)    in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such Test Period; and

(d)    any acquisition, disposition, LMA, Investment, merger, consolidation, reorganization or restructuring by the Company and its Restricted Subsidiaries (including any pro forma expense, cost reductions and synergies associated with any such acquisition, LMA, Investment or disposition that are reasonably identifiable and factually supportable and based on actions already taken or with respect to which substantial steps have been taken (in each case, including from any steps or actions taken in whole or in part prior to the Issue Date or the applicable consummation date of such transaction, initiative or event) or are committed to be taken within or are reasonably expected to be taken within 18 months after the end of the relevant period as determined in good faith by the Company), or any related repayment of Indebtedness, in each case since the first day of such Test Period (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”), assuming such acquisition, disposition, LMA, Investment, merger, consolidation, reorganization or restructuring, as applicable, had been consummated on the first day of such Test Period; provided that the pro forma expense, cost reductions and synergies included pursuant to this clause (4) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such adjustments pursuant to this clause (4). In addition, the consolidated net income of a Person with outstanding Indebtedness or Capital Stock providing for a payment restriction which is permitted to exist by reason of clause (c) of Section 4.11 shall not be taken into account in determining whether any Secured Indebtedness is permitted to be incurred under this Indenture.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.
“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.
“Security Documents” means, collectively, the Junior Lien Intercreditor Agreement, the other Intercreditor Agreements, the New Second Lien Security Agreement and other intercreditor agreements, security agreements, pledge agreements, collateral assignments and mortgages, relating to the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states applicable to the Collateral), each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.
“Senior Credit Facilities” means one or more debt facilities, commercial paper facilities or instruments or other financing arrangements, providing for revolving credit loans, term loans, letters of credit or debt securities, including, without limitation the Senior Secured Credit Agreement, in each case as the foregoing may be further increased, amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, indentures, instruments and agreements executed in connection therewith, and in each case as increased, amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such increase, amendment, modification, renewal, refunding, replacement or refinancing.
“Senior Credit Facility Obligations” means Obligations under the Senior Credit Facilities.
“Senior Credit Facility Secured Parties” means “Secured Parties” (as defined in the Senior Credit Facilities).
“Senior Leverage Ratio” means, with respect to any date of determination, the ratio of (i) (x) the aggregate principal amount of all outstanding Secured Indebtedness of the Company and its Restricted Subsidiaries that constitutes Senior Lien Obligations (including, for the avoidance of doubt, First Lien Obligations) as of such date on a consolidated basis minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Company are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in clause (ii) of this definition and as determined in good faith by the Company to (ii) Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recent Test Period divided by two (2), determined on a pro forma basis after giving pro forma effect to:
(a)    the incurrence of all Indebtedness to be incurred on such date and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period;
(b)    the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (vii) of the definition of “Permitted Indebtedness”) (except that, in making such computation, the amount of Indebtedness under any revolving credit facilities shall be computed based upon the average balance of such Indebtedness at the end of each month during such Test Period); provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to Section 4.07(b) (other than clause (ix)(b) thereof);

(c)    in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such Test Period; and
(d)    any acquisition, disposition, LMA, Investment, merger, consolidation, reorganization or restructuring by the Company and its Restricted Subsidiaries (including any pro forma expense, cost reductions and synergies associated with any such acquisition, LMA, Investment or disposition that are reasonably identifiable and factually supportable and based on actions already taken or with respect to which substantial steps have been taken (in each case, including from any steps or actions taken in whole or in part prior to the Issue Date or the applicable consummation date of such transaction, initiative or event) or are committed to be taken within or are reasonably expected to be taken within 18 months after the end of the relevant period as determined in good faith by the Company), or any related repayment of Indebtedness, in each case since the first day of such Test Period (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”), assuming such acquisition, disposition, LMA, Investment, merger, consolidation, reorganization or restructuring, as applicable, had been consummated on the first day of such Test Period; provided that the pro forma expense, cost reductions and synergies included pursuant to this clause (4) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such adjustments pursuant to this clause (4). In addition, the consolidated net income of a Person with outstanding Indebtedness or Capital Stock providing for a payment restriction which is permitted to exist by Section 4.11(iii) shall not be taken into account in determining whether any Secured Indebtedness is permitted to be incurred under this Indenture.
“Senior Lien Obligations” means any Indebtedness or obligations of the Company or any of its Subsidiaries that are secured by a Lien ranking senior in priority to the Liens securing the Notes; provided, however, that such other Indebtedness or obligations is permitted to be incurred and secured on such basis by this Indenture and the representative in respect of such Indebtedness or other obligation shall have become party to, to the extent applicable based on the lien priority of such additional Indebtedness or obligations, the First Lien Intercreditor Agreement pursuant to the terms thereof, the Junior Lien Intercreditor Agreement pursuant to the terms thereof, any other applicable Intercreditor Agreements and/or any other intercreditor agreement in a form that the Company has determined in good faith is reasonably customary for intercreditor agreements governing the relationship between the applicable senior and junior priority Liens, in each case, as certified by the Company to the Trustee and the Notes Collateral Agent, if applicable, in an Officer’s Certificate).
“Senior Secured Credit Agreement” means the Credit Agreement, dated as of April 10, 2025, as amended, restated, supplemented or otherwise modified on or prior to the Issue Date, by and among the Company and the guarantors named therein, JPMorgan Chase Bank, N.A., as the administrative agent and the other agents and lenders named therein, as the foregoing may be further increased, amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as increased, amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, letters of credit, guarantees, collateral documents, indentures, instruments and agreements executed in connection with any such increase, amendment, modification, renewal, refunding, replacement or refinancing.
“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Senior Credit Facility Secured Parties (in their capacities as such), (ii) the Existing Secured Notes Secured

Parties (in their capacities as such) and (iii) the Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Senior Credit Facility Obligations, (ii) the Existing Secured Notes Obligations, and (iii) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common representative (in its capacity as such for such Additional First Lien Obligations).
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.
“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
“Spectrum Tender” means the entry by the Company or any of its Restricted Subsidiaries into any agreement or arrangement alienating, relinquishing, surrendering or otherwise transferring the right to use all or a material portion of the spectrum associated with any FCC License of any Station (including, without limitation, pursuant to an auction of such spectrum, conducted by a governmental authority, but excluding any involuntary reorganization of such spectrum by the FCC pursuant to 47 U.S.C. §1452(b)).
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).
“Station” means, collectively (a) each of the television and radio stations owned and operated by the Company and its Restricted Subsidiaries on the Issue Date and (b) any television or radio station acquired after the Issue Date by the Company or any of its Restricted Subsidiaries in accordance with the terms of this Indenture.
“Subordinated Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be.
“Subordinated Junior Lien Intercreditor Agreement” means a subordinated junior lien intercreditor agreement that subordinates the Liens securing any Additional Junior Lien Obligations to the Liens securing the New Second Lien Notes Obligations with respect to all Collateral on the terms set forth therein and that is in a form that the Company has determined in good faith is reasonably customary for intercreditor agreements governing the relationship between second lien and junior Liens (other than any terms that are more favorable to the New Second Lien Notes Secured Parties), as certified by the Company in an officer’s certificate to the Trustee and the Notes Collateral Agent (it being acknowledged and agreed that the Junior Lien Intercreditor Agreement (as updated in a customary matter to reflect the applicable Lien priorities and certified as such) shall be deemed customary); provided that no Opinion of Counsel shall be required to be delivered to the Trustee or the Notes Collateral Agent.
“Subsidiary” of any Person means (i) any corporation more than 50% of the outstanding Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or (ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.
“Subsidiary Guarantees” means the guarantees of the Notes issued by the Subsidiary Guarantors.
“Subsidiary Guarantor” means (i) each Restricted Subsidiary of the Company existing on the Issue Date (other than Immaterial Subsidiaries), (ii) each of the Company’s Subsidiaries which becomes a guarantor of the Notes in compliance with Section 4.15 and (iii) each of the Company’s Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture, in each case which is not subsequently released from its guarantee obligations in accordance with the terms of this Indenture.
“Surviving Person” means, with respect to any Person involved in a consolidation or merger or that makes any disposition of all or substantially all of its assets, the Person formed by or surviving such consolidation, merger or disposition or the Person to which such disposition is made.
“Synthetic Lease Obligations” means with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under synthetic leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such synthetic leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Term Loan B-2 Facility” means any Tranche B-2 Term Loans (as defined in the Senior Secured Credit Agreement as in effect on the Issue Date) outstanding on or after the Issue Date
“Term Loan B-3 Facility” means any Tranche B-3 Term Loans (as defined in the Senior Secured Credit Agreement as in effect on the Issue Date) outstanding on or after the Issue Date
“Test Period” means the eight most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available (as determined in good faith by the Company).
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended by the Trust Indenture Reform Act of 1990, and as in effect on the Issue Date.

“Transaction Support Agreement” means the Transaction Support Agreement dated as of March 10, 2025.
“Transactions” means, collectively, the Transactions (as defined in the Transaction Support Agreement) and the offering of the Notes and the use of proceeds thereof, together with the payment of fees and expenses related thereto.
“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the date of the notice of redemption or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the Redemption Date to August 15, 2027; provided, however, that if the period from the Redemption Date to August 15, 2027 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2027 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Officer” means any officer of the Trustee who has responsibility for administering this Indenture, including, without limitation, any vice president, associate, assistant vice president, treasurer, assistant treasurer, assistant secretary or special assistant secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
“Trustee” means U.S. Bank Trust Company, National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.
“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York. References in this Indenture to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Issue Date. In the event such Uniform Commercial Code is amended, such section reference shall be deemed to be references to the comparable section in such amended Uniform Commercial Code.
“Unrestricted Subsidiary” means (i) any Subsidiary designated as such by the Board of Directors of the Company as set forth in Section 4.18, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) the A/R Subsidiaries.
“U.S. Government Obligations” means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged; provided that no U.S. Government Obligation shall be callable at the Company’s option prior to the Stated Maturity of the Notes.

“Voting Stock” means, with respect to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” means, with respect to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the sum of all such payments.
Section 1.02.Other Definitions.

Term	Defined in Section[1]
“Acceptable Commitment”	4.14
“Action”	12.07(v)
“Advance Offer”	4.14
“Advance Portion”	4.14
“Agent Members”	2.1(b) (App. A)
“Alternate Offer”	4.13(e)
“Asset Sale Offer”	4.14
“Asset Sale Offer Amount”	4.14
“Asset Sale Offer Purchase Date”	4.14
“Asset Sale Offer Trigger Date”	4.14
“Asset Sale Proceeds”	4.14
“Asset Sale Proceeds Application Period”	4.14
“CERCLA”	12.07(q)
“Change of Control Offer”	4.13(a)
“Change of Control Purchase Date”	4.13(b)
“Collateral Advance Offer”	4.14
“Collateral Advance Portion”	4.14
“Collateral Asset Sale Offer”	4.14
“Collateral Asset Sale Offer Trigger Date”	4.14
“Collateral Excess Proceeds”	4.14
“Covenant Defeasance”	8.02
“Covenant Defeasance Option”	8.01(b)
“Covenant Suspension Event”	4.20(a)
“Declined Collateral Proceeds”	4.14
“Event of Default”	6.01(a)
“Excess Proceeds”	4.14
“First Commitment Application Period”	4.14
1    Section reference is to this Indenture, unless marked with “(App. A)” indicating such reference is to Appendix A hereof.

Term	Defined in Section[1,1]
“Global Note”	2.1(a) (App. A)
“Increased Amount”	4.09
“Incur”	4.07(a)
“Incurrence Notice”	4.07(b)
“LCT Election”	1.04
“LCT Test Date”	1.04
“Legal Defeasance”	8.02
“Legal Defeasance Option”	8.01(b)
“Notice of Default”	6.01(c)
“Pari Passu Indebtedness”	4.14(b)
“Paying Agent”	2.03
“Permitted Indebtedness”	4.07(b)
“Permitted Leverage Ratio Debt”	4.07(a)
“Redemption Date”	3.01
“Refunding Capital Stock”	4.05(b)(ii)
“Registrar”	2.03
“Regulation S Global Note”	2.1(a) (App. A)
“Related person”	12.07(b)
“Release Request”	4.21(c)
“Required Filing Dates”	4.02
“Reversion Date”	4.20(b)
“Rule 144A Global Note”	2.1(a) (App. A)
“Second Commitment”	4.14
“Security Document Order”	12.07(r)
“Subject Lien”	4.09
“Suspended Covenants”	4.20(a)
“Suspension Date”	4.20(a)
“Suspension Period”	4.20(b)
“Trustee Expenses”	6.08

Section 1.03.Rules of Construction. Unless the context otherwise requires: (1) a term has the meaning assigned to it in this Indenture; (2) an accounting term not otherwise defined herein has the meaning assigned to it under GAAP; (3) “or” is not exclusive; (4) words in the singular include the plural, and in the plural include the singular; (5) provisions apply to successive events and transactions; and (6) unless otherwise specified, any reference to a Section or Article refers to such Section or Article of this Indenture.
Section 1.04.Limited Condition Transactions.
When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales or any disposition, issuance or other transaction excluded from the definition of
1    Section reference is to this Indenture, unless marked with “(App. A)” indicating such reference is to Appendix A hereof.
1    Section reference is to this Indenture, unless marked with “(App. A)” indicating such reference is to Appendix A hereof.

“Asset Sale”), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event) if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”).
For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or total assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date of the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment for such Limited Condition Transaction, as applicable. For the avoidance of doubt, if the Company has exercised an LCT Election, and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements (or, if applicable, the date of delivery of a notice, declaration or making of a Restricted Payment or similar event) for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.
Section 1.05.Certain Compliance Calculations.
Notwithstanding anything to the contrary in this Indenture, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred, any Restricted Payment is made or other transaction is undertaken in reliance on a ratio basket based on the Senior Leverage Ratio, the Secured Leverage Ratio or Debt to Consolidated EBITDA Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other non-ratio-based basket within the same covenant substantially concurrently. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Senior Leverage Ratio, Secured Leverage Ratio or Debt to Consolidated EBITDA Ratio test.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Senior Leverage Ratio, Secured Leverage Ratio or Debt to Consolidated EBITDA Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility used to finance working capital needs of the Company and its Restricted Subsidiaries (as reasonably determined by the Company).
If a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold within an applicable covenant under this Indenture, the Company shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter, transaction or amount (or a portion thereof) between such baskets, permission or thresholds within such covenant as it shall elect from time to time.
If the Company or any Restricted Subsidiary takes an action which at the time of the taking of such action would in the good faith determination of the Company be permitted under the applicable provisions of this Indenture based on the financial statements available at such time, such action shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments, modifications or restatements made in good faith to such financial statements affecting Consolidated Net Income, Consolidated EBITDA or other applicable financial metric.

ARTICLE II

THE NOTES
Section 2.01.Form and Dating. The (i) Initial Notes and the Trustee’s certificate of authentication therefor and (ii) Additional Notes and the Trustee’s certificate of authentication therefor shall each be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and shall show the date of its authentication. Each note shall bear the corporate seal of the Company which shall be attested by the Company’s secretary or an assistant secretary.
The terms and provisions contained in the Notes and the Subsidiary Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
Section 2.02.Execution and Authentication. An Officer of the Company shall sign each Note for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid. Each Subsidiary Guarantor shall execute the Subsidiary Guarantee in the manner set forth in Section 11.04. A Note shall not be valid until authenticated by the manual signature of the Trustee, and the Trustee’s signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee’s certificate of authentication to be borne by the Notes shall be substantially as set forth in Exhibit A. The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or any of its Affiliates.
The Trustee (i) shall authenticate Initial Notes for original issue in the aggregate principal amount of $750,000,000 and (ii) shall authenticate Additional Notes, in each case, as otherwise set forth in Appendix A and, in the case of Additional Notes only, upon receipt of an Officer’s Certificate and an Opinion of Counsel. The Officer’s Certificate shall also specify the amount of Additional Notes to be authenticated and the date on which the Additional Notes are to be authenticated. Upon receipt of a written order of the Company in the form of an Officer’s Certificate, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Company.
Section 2.03.Registrar; Paying Agent; Depositary. The Company shall maintain an office or agency (the “Registrar”) where Notes may be presented for registration of transfer or for exchange and an office or agency (the “Paying Agent”) where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change the Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Company shall notify the Trustee and the Trustee shall notify the Holders of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture and implement the provisions of this Indenture that relate to such Agent.

The Company initially appoints the Trustee as Registrar and Paying Agent. If the Company fails to appoint or maintain a Registrar and/or Paying Agent, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.07.
The Company initially appoints DTC to act as Depositary with respect to any Global Notes and DTC has initially appointed the Trustee to act as Notes Custodian with respect to any Global Notes.
Section 2.04.Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money the Paying Agent holds for the redemption or purchase of the Notes or for the payment of principal of, or premium, if any, or interest on, the Notes, and will notify the Trustee of any default by the Company in providing the Paying Agent with sufficient funds to redeem or purchase Notes or make any payment on the Notes as and to the extent required to be redeemed, purchased or paid under the terms of this Indenture. While any such default continues, the Trustee may require the Paying Agent to pay all money it holds to the Trustee. The Company at any time may require the Paying Agent to pay all money it holds to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or any of its Affiliates) shall have no further liability for the money it delivered to the Trustee. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the Holders’ benefit all money it holds as Paying Agent.
Section 2.05.Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, semiannually at least fifteen Business Days before each interest payment date and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request, a list in such form and as of such date as the Trustee may reasonably require that sets forth the names and addresses of, and the aggregate principal amount of Notes held by each Holder.
Section 2.06.Transfer and Exchange. Subject to the provisions of Section 2 of Appendix A, when Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange if its requirements, including, without limitation, compliance with Appendix A, for such transaction are met; provided, however, that any Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and the Trustee duly executed by the Holder of such Note or by its attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall Issue (and the Subsidiary Guarantors shall execute the Subsidiary Guarantee endorsed thereon), and the Trustee shall authenticate, Notes at the Registrar’s request. The Trustee shall notify the Company of all such registered transfers and exchanges contemporaneously with the occurrence of such transfer or exchange.
Neither the Company nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business 15 days before the day of the mailing of notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to Holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during a Change of Control Offer, an Alternate Offer, a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer or an Advance Offer if such Note is tendered pursuant to such Change of Control

Offer, Alternate Offer, Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer and not withdrawn.
No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer taxes or other similar governmental charges payable in connection therewith (other than any such documentary, stamp or similar issue or transfer tax or other similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, 3.07 or 9.05, which the Company shall pay).
Prior to due presentment for registration of transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing on such Note made by anyone other than the Company, the Registrar or any co-registrar) for the purpose of receiving payment of principal of, and premium, if any, and interest on, such Note and for all other purposes, and notice to the contrary shall not affect the Trustee, any Agent or the Company.
Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system (as described in Section 2.1(b) of Appendix A) maintained by the depository (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry.
Section 2.07.Replacement Notes. If any mutilated Note is surrendered to the Trustee, or if the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee shall, upon receipt of a written order signed by an Officer of the Company, authenticate a replacement Note if the Trustee’s requirements are met, and each such replacement Note shall be an additional obligation of the Company. If the Trustee or the Company requires, the Holder must supply an indemnity bond that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for its reasonable expenses in replacing a Note. Upon the issuance of any replacement Notes under this Section 2.07, the Company may require the payment of a sum sufficient to pay any documentary, stamp or similar issue or transfer taxes or other governmental charges that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
Section 2.08.Outstanding Notes. The Notes outstanding at any time are all the Notes the Trustee has authenticated except those it has cancelled, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding. If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that a bona fide purchaser holds the replaced Note. If the entire principal of, and premium, if any, and accrued interest on, any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue. Subject to Section 2.09, a Note does not cease to be outstanding because the Company or any Affiliate of the Company holds such Note.
Section 2.09.Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Affiliate of the Company shall be considered as though they are not outstanding; provided, however, that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that the Company or any Affiliate of the Company offers to purchase or acquires pursuant to an exchange offer, tender offer or otherwise shall not be deemed to be owned by the Company or any Affiliate of the Company until legal title to such Notes passes to the Company or such Affiliate, as the case may be.
Section 2.10.Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of a written order signed by an Officer of the Company, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.
Section 2.11.Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, any co-registrar, the Paying Agent, the Company and its Subsidiaries shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement, payment (including all Notes called for redemption and all Notes accepted for payment pursuant to an Offer) or cancellation, and the Trustee shall cancel all such Notes and shall destroy all cancelled Notes (subject to the record retention requirements of the Exchange Act) and deliver a certificate of their destruction to the Company unless, by written order signed by an Officer of the Company, the Company shall direct that cancelled Notes be returned to it. The Company may not issue new Notes to replace any Notes that have been cancelled by the Trustee or that have been delivered to the Trustee for cancellation. If the Company or any Affiliate of the Company acquires any Notes (other than by redemption pursuant to Section 3.01 or an Offer pursuant to Section 4.13 or 4.14), such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until such Notes are delivered to the Trustee for cancellation.
Section 2.12.Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to Holders on a subsequent special record date, in each case at the rate provided in the Notes and Section 4.01. The Company shall, with the Trustee’s consent, fix or cause to be fixed each such special record date and payment date. At least 15 days before the special record date, the Company (or, at the request of the Company, the Trustee in the name of, and at the expense of, the Company) shall mail a notice that states the special record date, the related payment date and the amount of interest to be paid.
Section 2.13.Record Date. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
Section 2.14.CUSIP Number. A “CUSIP” number will be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes and any such redemption shall not be affected by any defect in, or omission of, such numbers. The Company will promptly notify the Trustee of any change in the CUSIP number.
Section 2.15.Additional Notes. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture (including, without limitation, Sections 4.07 and 4.09), without the consent of the Holders, create and issue pursuant to this Indenture Additional Notes having terms and conditions set forth in Exhibit A substantially identical to those of other Notes, except that Additional Notes:
(i)may have a different issue date and/or CUSIP number from other Notes;
(ii)may have a different amount of interest payable on the first interest payment date after issuance than is payable on other Notes;
(iii)may have terms specified in the Additional Note Board Resolution or Additional Note Supplemental Indenture for such Additional Notes making appropriate adjustments to this Article II and Exhibit A (and related definitions) applicable to such Additional Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Additional Notes, which are not adverse in any material respect to the Holder of any outstanding Notes (other than such Additional Notes); and
(iv)may be entitled to liquidated damages not applicable to other outstanding Notes and may not be entitled to such liquidated damages applicable to other outstanding Notes.
ARTICLE III

REDEMPTIONS AND OFFERS TO PURCHASE
Section 3.01.Redemption Provisions.
(a)Except as set forth in clauses (b), (d) and (e) of this Section 3.01, the Notes are not redeemable at the Company’s option prior to August 15, 2027.
(b)At any time prior to August 15, 2027, the Notes may be redeemed at any time and from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date.
(c)On and after August 15, 2027, the Notes will be subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below.

Year	Percentage
2027	104.938%
2028	102.469%
2029 and thereafter	100.00%

(d)Notwithstanding the foregoing, at any time and from time to time prior to August 15, 2027, the Company may, at its option, redeem an aggregate principal amount of the Notes not to exceed the net proceeds of one or more Equity Issuances at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date; provided, however, that (i) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes, if any) and (ii) at least 50% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding immediately after any such redemption (unless all Notes are redeemed or repurchased substantially concurrently).
(e)Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer, Collateral Advance Offer, Collateral Asset Sale Offer, Advance Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in such offer and the Company, or any third party making such offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all Notes that remain outstanding at a price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date or purchase date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer, Collateral Advance Offer, Collateral Asset Sale Offer, Advance Offer or Asset Sale Offer, as applicable, Notes owned by an Affiliate of the Company shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer, Collateral Advance Offer, Collateral Asset Sale Offer, Advance Offer or Asset Sale Offer, as applicable.
(f)The Company may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions may have different Redemption Dates or may specify the order in which redemptions taking place on the same Redemption Date are deemed to occur.
(g)The Company, their direct and indirect equityholders, any of its Subsidiaries and their respective affiliates and members of our management may acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
Section 3.02.Notice to Trustee. If the Company elects to redeem Notes pursuant to Section 3.01, it shall furnish to the Trustee, at least two Business Days (or such shorter period as the Trustee consents to in its sole judgment) but not more than 60 days before notice of a redemption is to be delivered electronically or mailed by first class mail to Holders, an Officer’s Certificate stating that the Company is redeeming Notes pursuant to the applicable subsection of Section 3.01, the date notice of redemption is to be delivered to Holders, the redemption date, the aggregate principal amount of Notes to be redeemed, the redemption price for such Notes, any calculations pursuant to Section 3.01(b), the amount of accrued and unpaid interest on such Notes as of the redemption date and, if applicable, the manner in which Notes are to be selected for redemption, in accordance with Section 3.03, if less than all outstanding Notes are to be redeemed. If the Trustee is not the Registrar, the Company shall, concurrently with delivery of its notice to the Trustee of a redemption, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the name of, and the aggregate principal amount of Notes held by each Holder.
If the Company is required to offer to purchase Notes pursuant to Section 4.13 or 4.14, it shall furnish to the Trustee, at least two Business Days (or such shorter period as the Trustee consents to in its sole judgment) before notice of the corresponding Offer is to be mailed to Holders, an Officer’s Certificate setting forth that the Offer is being made pursuant to Section 4.13 or 4.14, as the case may be, the purchase date, the maximum principal amount of Notes the Company is offering to purchase pursuant to such Offer, the purchase price for such Notes, the amount of accrued and unpaid interest on such Notes as of the purchase date and, if applicable, the manner in which Notes are to be selected for purchase, in accordance with Section 3.03, if less than all outstanding Notes are to be purchased.
The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or Offer.
Section 3.03.Selection of Notes to Be Redeemed or Purchased. If less than all outstanding Notes are to be redeemed or if less than all Notes tendered pursuant to an Offer are to be purchased by the Company, the Trustee, on behalf of the Company, shall select the outstanding Notes to be redeemed or purchased by the Company, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on such an exchange the Trustee, on behalf of the Company, shall select the outstanding Notes to be redeemed or purchased, on a pro rata basis, by lot or by any other method that the Trustee deems fair and appropriate or, in the event the Notes are in global form, as otherwise prescribed by DTC. Notes redeemed or purchased in part shall only be redeemed or purchased in integral multiples of $1,000. If the Company elects to deliver notice of a redemption to Holders, the Trustee shall at least five days prior to the date notice of redemption is to be delivered, (i) select, on behalf of the Company, the Notes to be redeemed from Notes outstanding not previously called for redemption, and (ii) notify the Company of the names of each Holder of Notes selected for redemption, the principal amount of Notes held by each such Holder and the principal amount of such Holder’s Notes that are to be redeemed. If fewer than all Notes tendered pursuant to an Offer are to be purchased, the Trustee shall, on behalf of the Company, select on or prior to the purchase date for such Offer the Notes to be purchased. The Trustee shall select for redemption or purchase Notes or portions of Notes in integral multiples of $1,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or tendered pursuant to an Offer also apply to portions of Notes called for redemption or tendered pursuant to an Offer. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be called for redemption or selected for purchase. The Company shall notify the Trustee of its acceptance for payment of the Notes selected for redemption or purchase.

Section 3.04.Notice of Redemption.
(a)Subject to Section 3.04(b) below, at least 10 days but not more than 60 days before the redemption date, the Company shall deliver electronically or mail by first class mail a notice of redemption to each Holder of Notes that are to be redeemed. With respect to any redemption of Notes, the notice shall identify the Notes or portions thereof, if applicable, to be redeemed and shall state: (1) the redemption date; (2) the redemption price for the Notes and the amount of unpaid and accrued interest on such Notes as of the date of redemption; (3) the paragraph of the Notes or section of this Indenture pursuant to which the Notes called for redemption are being redeemed; (4) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued; (5) the name and address of the Paying Agent; (6) that Notes called for redemption, if held in physical form, must be surrendered to the Paying Agent to collect the redemption price for, and any accrued and unpaid interest on, such Notes; (7) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and (8) that no representation is made as to the correctness or accuracy of the CUSIP number listed in such notice and printed on the Notes.
(b)Notice of any redemption or offer to purchase, whether in connection with an Equity Issuance, Change of Control, Asset Sale or other transaction or event or otherwise, may, at the Company’s discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction (including, without limitation, an Equity Issuance, an incurrence of Indebtedness, Change of Control, Change of Control Repurchase Event, Asset Sale or other transaction or event, as the case may be). If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Company’s sole discretion if the Company determines that any or all of such conditions will not be satisfied or waived. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.
(c)At the Company’s request, the Trustee shall (at the Company’s expense) give the notice of any redemption to Holders; provided, however, that the Company shall deliver to the Trustee, at least two Business Days prior to the date that notice of such redemption is to be delivered electronically or mailed to Holders (or, in either case, such shorter period as the Trustee consents to in its sole judgment) an Officer’s Certificate that (i) requests the Trustee to give notice of the redemption to Holders, (ii) sets forth the information to be provided to Holders in the notice of redemption, as set forth in Section 3.04(b), and (iii) sets forth the aggregate principal amount of Notes to be redeemed and the amount of accrued and unpaid interest thereon as of the redemption date. If the Trustee is not a Registrar, the Company shall, concurrently with any such request, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the name of, the address of, and the aggregate principal amount of Notes held by, each Holder; provided, further, that any such Officer’s Certificate may be delivered to the Trustee on a date later than permitted under this Section 3.04(c) if such later date is acceptable to the Trustee.
Section 3.05.Effect of Notice of Redemption. Except if such redemption would violate the terms of any Senior Credit Facilities and subject to 3.04(b), once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date at the price set forth in the Note.
Section 3.06.Deposit of Redemption Price.
(a)On or prior to any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest on, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall return to the Company, no later than five days after any redemption date, any money (including accrued interest) that exceeds the amount necessary to pay the redemption price of, and accrued interest on, all Notes redeemed.
(b)If the Company complies with Section 3.06(a), interest on the Notes to be redeemed will cease to accrue on such Notes on the applicable redemption date, whether or not such Notes are presented for payment. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business of such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with Section 3.06(a), to the extent lawful, the Company shall pay interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on the overdue principal, premium, if any, and interest from the redemption date until such principal, premium and interest are paid, at a rate equal to the then applicable interest rate on the Notes compounded semi-annually as provided in the Notes and Section 4.01.
Section 3.07.Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the Company’s expense a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
ARTICLE IV

COVENANTS
Section 4.01.Payment of Principal, Premium, and Interest. The Company shall pay the principal of, and premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Holders must surrender their Notes, if held in physical form, to the Paying Agent to collect principal payments. Principal, premium, or interest shall be considered paid on the date due if, by noon New York City time on such date, the Company has deposited with the Paying Agent money in immediately available funds designated for and sufficient to pay such principal, premium or interest. The Paying Agent shall return to the Company, no later than five days following the date of payment, any money (including accrued interest) that exceeds the amount then due and payable on the Notes.
The Company shall pay interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on overdue principal, premium and interest (without regard to any applicable grace period) at a rate equal to the then applicable interest rate on the Notes to the extent lawful, compounded semiannually.
Payments of the principal of, premium (if any) and interest on any Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
Section 4.02.Reports. Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will file with the Commission, so long as any Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.
If the Company or any Parent Entity does not file reports containing such information with the SEC, then the Company will make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case by posting such information at the times the Company would be required to provide such information pursuant to the preceding paragraph on a password-protected website or online data system which will require a confidentiality acknowledgment, and will make such information readily available to any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential; provided that the Company shall post such information thereon and make readily available any password or other login information to any such bona fide prospective investor, securities analyst or market maker; and provided, further, that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree to (A) treat all such reports (and information contained therein) as confidential, (B) not to use such reports (and the information contained therein) for any purpose other than their investment or potential investment in the Notes and (C) not publicly disclose any such reports (and the information contained therein).
In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company shall furnish to holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
The Company may satisfy its obligations under this Section 4.02 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.
Notwithstanding the foregoing, if the Company or any Parent Entity of the Company has furnished the holders of Notes or filed with the Commission the reports described in this Section 4.02 with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this Section 4.02.
Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its agreements under this Section 4.02 for purposes of Section 6.01(a)(iii) until 120 days after the date any report hereunder is required to be filed with the Commission (or posted in the Company’s website) pursuant to this Section 4.02.
Section 4.03.Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officer’s Certificate stating that (i) a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under this Indenture and the Notes, (ii) such review was supervised by the Officers of the Company signing such certificate, and (iii) that to the best knowledge of each Officer signing such certificate, (a) the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default occurred and is continuing, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Company has taken or proposes to take with respect thereto), and (b) no event has occurred and remains in existence by reason of which payments on account of the principal of, or premium, if any, or interest on, the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided hereunder.
The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, promptly after (but not later than 30 days after becoming aware of such Default or Event of Default) any Officer of the Company becomes aware of such Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto (unless such Default or Event or Default has been cured or waived within such 30-day period).
Section 4.04.Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that might affect the covenants or the performance of its obligations under this Indenture and the Notes; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee pursuant to this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.05.Limitation on Restricted Payments.
(a)The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (including by operation of or as a result of an LLC Division), unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined by the Board of Directors in good faith, whose determination shall be conclusive and evidenced by a board resolution), (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Company could incur at least $1.00 of Permitted Leverage Ratio Debt and (iii) the aggregate amount of all Restricted Payments made after April 28, 2017 shall not exceed the sum of (without duplication): (a) $175.0 million, plus (b) an amount equal to the Company’s Cumulative Consolidated EBITDA less 1.4 times the Company’s Cumulative Consolidated Interest Expense, plus (c) the aggregate amount of all Net Cash Proceeds received after April 28, 2017 by the Company from (x) the issuance and sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock, but including, for the avoidance of doubt, the Berkshire Preferred Stock) to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Subsidiary of the Company pursuant to Section 4.05(b)(ii) or (y) Indebtedness of the Company issued since April 28, 2017 (other than to Subsidiaries) that have been converted into Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock), plus (d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after April 28, 2017, 100% of the fair market value of such Subsidiary as of the date of such redesignation, other than to the extent of the amount that constituted a Permitted Investment made under clause (x) of the definition of “Permitted Investments” and such redesignation will increase the amount available under such clause, plus (e) the aggregate amount returned in cash or Cash Equivalents with respect of Investments (other than Permitted Investments) made after April 28, 2017 whether through interest payments, principal payments, dividends or other distributions, plus (f) the aggregate amount of Declined Collateral Proceeds and Declined Proceeds since the Issue Date, plus (g) in the case of the disposition or repayment of any Investment for cash, which Investment constituted a Restricted Payment made after April 28, 2017, an amount equal to the return of capital with respect to such Investment, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or such Restricted Subsidiary in respect of such disposition.
(b)The provisions of Section 4.05(a) will not prohibit the following actions:
(i)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under this Indenture;
(ii)the prepayment, redemption, repurchase, retirement, defeasance, discharge or other acquisition of any Capital Stock or any Indebtedness of the Company in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Company), within six months prior to the consummation of such prepayment, redemption, repurchase, retirement, defeasance, discharge or other such acquisition of any Capital Stock or Indebtedness of the Company, of Capital Stock of the Company (other than any Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”);
(iii)the prepayment, repurchase, redemption, retirement, defeasance, discharge or other repayment of any Subordinated Indebtedness of the Company or a Subsidiary Guarantor in exchange for, by conversion into or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Subordinated Indebtedness of the Company or such Subsidiary Guarantor with a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Subordinated Indebtedness repurchased, redeemed or repaid;
(iv)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in the case of Disqualified Stock, is permitted to be incurred pursuant to Section 4.07;
(v)any purchase, repurchase, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of a Restricted Subsidiary, Subordinated Indebtedness or Disqualified Stock:
(a)from Collateral Excess Proceeds or Excess Proceeds to the extent permitted under Section 4.14, but only if the Company shall have first complied with Section 4.14 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing, discharging or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or
(b)to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control Repurchase Event (or other similar event described as a “change of control”), but only if the Company shall have first complied with Section 4.13 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing, discharging or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or
(c)consisting of Acquired Debt (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);
(vi)Restricted Investments received as consideration in connection with an Asset Sale made in compliance with this Indenture;
(vii)the making of a Restricted Investment out of the proceeds of the sale (other than to a Subsidiary of the Company) within one year prior to the making of such Restricted Investment of Capital Stock of the Company (other than any Disqualified Stock or Designated Preferred Stock);
(viii)the payment of any dividend or distribution by a Subsidiary that is a Qualified Joint Venture to the holders of its Capital Stock on a pro rata basis;
(ix)the repurchase, redemption or other acquisition or retirement for value or forfeiture of any Capital Stock of the Company or any Parent Entity to effect the repurchase, redemption, acquisition or retirement of Capital Stock that is held by any member or former member of the Company’s (or any Parent Entity’s or Subsidiary’s) management, or by any of its respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed the sum of $15.0 million in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:
(a)the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any Parent Entity that occurred after April 28, 2017, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 4.05(a); plus
(b)the net cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after April 28, 2017; less
(c)the amount of any Restricted Payments made in previous calendar years pursuant to Section 4.05(b)(ix)(a) and 4.05(b)(ix)(b);
and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of the Company, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.05 or any other provision of this Indenture;
(x)after creation of a Parent Entity, dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):
(a)the amounts required for any Parent Entity to pay any Parent Entity Expenses;
(b)Permitted Tax Distributions; or
(c)amounts constituting or to be used for purposes of making payments to the extent specified in Section 4.08(b)(i) and 4.08(b)(v);
(xi)payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock;
(xii)(i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after April 28, 2017; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock of the Company), from the issuance or sale of such Designated Preferred Stock; provided, further, in the case of clauses (i) and (ii), that for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to incur at least $1.00 of Permitted Leverage Ratio Debt;
(xiii)dividends or other distributions by the Company or any Restricted Subsidiary of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);
(xiv)the repurchase of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities or that are surrendered in connection with satisfying any income tax withholding obligation related to any such exercise or vesting of any equity award, and the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon the exercise or conversion of securities exercisable or convertible into Equity Interests of the Company or arising out of stock dividends, splits or combinations or business combinations;
(xv)payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger, or transfer of assets that complies with the provision of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;
(xvi)mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment;
(xvii)distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;
(xviii)Restricted Payments consisting of dividends on any Capital Stock of the Company or any Parent Entity not to exceed in any fiscal year the greater of $55.0 million and 6.0% of Market Capitalization at the time of declaration; provided that any such unused amounts in any fiscal year may be carried forward to subsequent fiscal years in an aggregate amount not to exceed 25.0% of the cumulative amount permitted pursuant to this clause (xviii) (for the avoidance of doubt, prior to giving effect to this proviso);
(xix)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with Section 4.07;
(xx)[reserved]; and
(xxi)(A) other Restricted Payments not to exceed the greater of (x) $140.0 million and (y) 25.0% of L8QA Consolidated EBITDA in the aggregate and (B) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), any Restricted Payments (in addition to Restricted Payments under clause (A) of this clause (xxi) and the above clauses (i) through (xx) of this Section 4.05(b)), so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Debt to Consolidated EBITDA Ratio shall be no greater than 4.00 to 1.00.
(c)In computing the amount of Restricted Payments for purposes of Section 4.05(a), Restricted Payments made under clauses (i), (vii) and (xi) of Section 4.05(b) shall be included and Restricted Payments made under the other clauses of Section 4.05(b) shall not be included.
(d)For purposes of determining compliance with this Section 4.05, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xxi) of Section 4.05(b) and/or one or more of the clauses contained in the definition of “Permitted Investments” and/or is entitled to be made pursuant to Section 4.05(a), the Company will be entitled to divide or classify or later divide, classify or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or a portion thereof) between such clauses (i) through (xxi) of Section 4.05(b) and/or Section 4.05(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 4.05.
(e)For the avoidance of doubt, this Section 4.05 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.
Section 4.06.Maintenance of Existence. Subject to Section 4.14 and Article V, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, or the corporate, partnership or other existence of any Restricted Subsidiary, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, or that the loss thereof is not adverse in any material respect to the Holders.
Section 4.07.Limitation on Incurrence of Indebtedness.
(a)The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for (“incur”) any Indebtedness (including Acquired Debt) if, immediately after giving pro forma effect to such incurrence and the application of the proceeds thereof, the Debt to Consolidated EBITDA Ratio of the Company and its Restricted Subsidiaries is more than 7.00 to 1.00 (any such Indebtedness so permitted to be incurred, “Permitted Leverage Ratio Debt”); provided that Non-Guarantors may not incur Indebtedness under this Section 4.07(a) if, after giving pro forma effect to such incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (i) $60.0 million and (ii) 11.0% of L8QA Consolidated EBITDA would be outstanding pursuant to this Section 4.07(a) at such time.
(b)Section 4.07(a) will not apply to the incurrence of any of the following (collectively, “Permitted Indebtedness”):
(i)Indebtedness of the Company or any of its Restricted Subsidiaries incurred under Senior Credit Facilities, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed $1,050.0 million; plus in the case of any Refinancing Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness;
(ii)Indebtedness of the Company represented by (a) the Notes (other than Additional Notes) issued on the Issue Date (b) the Existing Notes and (c) Indebtedness of any Subsidiary Guarantor represented by a Subsidiary Guarantee in respect therefor or in respect of Additional Notes incurred in accordance with this Indenture;
(iii)Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;
(iv)the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(a)if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to or held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor; and
(b)(i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any transfer or other disposition of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iv);
(v)Indebtedness of the Company consisting of guarantees of Indebtedness and other obligations of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary consisting of guarantees of any Indebtedness and other obligations of the Company or another Restricted Subsidiary, which Indebtedness of the Company or another Restricted Subsidiary has been incurred in accordance with the provisions of this Indenture;
(vi)Hedging Obligations (not for speculative purposes);
(vii)Indebtedness (including Permitted Purchase Money Indebtedness and Capital Lease Obligations) incurred or issued by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate amount not to exceed the greater of (a) $155.0 million and (b) 28.0% of L8QA Consolidated EBITDA (in each case, calculated at the time of incurrence or issuance) (it being understood that any Indebtedness incurred pursuant to this clause

(vii) shall cease to be deemed incurred pursuant to this clause (vii), and shall be deemed to be Permitted Leverage Ratio Debt, from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness as Permitted Leverage Ratio Debt);
(viii)Acquisition Debt of the Company or a Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Company or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from the Company to the Trustee (an “Incurrence Notice”) within 30 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Company or such Restricted Subsidiary, which notice shall be executed on the Company’s behalf by the chief financial officer of the Company in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, the Company or such Restricted Subsidiary could have incurred such Acquisition Debt under this Indenture as of the date upon which the Company delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);
(ix)Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or LMA (or other purchase of assets) or (y) Persons that are acquired by the Company or any Restricted Subsidiaries or merged with or into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of clauses (x) and (y), after giving pro forma effect to such acquisition, LMA, purchase of assets, merger or consolidation and incurrence of Indebtedness, (i) the aggregate amount of such Indebtedness incurred under this subclause (i) does not exceed the greater of $140.0 million and 25.0 % of L8QA Consolidated EBITDA at any time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (ix)(i) shall cease to be deemed incurred pursuant to this clause (ix)(i), and shall be deemed to be Permitted Leverage Ratio Debt, from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness as Permitted Leverage Ratio Debt) or (ii) either:
(a)the Company would be permitted to incur at least $1.00 of Permitted Leverage Ratio Debt (measured at the time of entry into definitive documentation);
(b)the Debt to Consolidated EBITDA Ratio of the Company and the Restricted Subsidiaries (measured at the time of entry into definitive documentation) would not be greater than immediately prior to such acquisition, LMA, merger or consolidation; or
(c)such Indebtedness is Acquired Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof (provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such Person becoming a Restricted Subsidiary, on the date of consummation of such acquisition, merger, consolidation or other combination);

(x)Refinancing Indebtedness in respect of Indebtedness permitted by Section 4.07(a), clause 4.07(b)(ii), clause 4.07(b)(iii), clause 4.07(b)(vii), clause 4.07(b)(viii), clause 4.07(b)(ix), this clause 4.07(b)(x) or clauses 4.07(b)(xi), 4.07(b)(xvi) or 4.07(b)(xix);
(xi)Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date;
(xii)Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, obligations in respect of earn-outs, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition, LMA or disposition of any business or assets;
(xiii)Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry or past practice, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(xiv)Obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of self-insurance and obligations in respect of stays, customs, performance, bid, indemnity, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry or past practice;
(xv)the incurrence by the Company or any of its Restricted Subsidiaries of (a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice, (b) Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries and (c) Indebtedness arising from Cash Management Services;
(xvi)Indebtedness of Non-Guarantors, together with any Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed the greater of (a) $60.0 million and (b) 11.0% of L8QA Consolidated EBITDA at any time outstanding;
(xvii)Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Company or any of its Restricted Subsidiaries or arising under any Receivables Facility;

(xviii)Indebtedness of the Company or a Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease or discharge or otherwise prepay the Notes under Section 8.01;
(xix)Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company, in each case, subsequent to the Issue Date; provided, however, that (a) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (b) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;
(xx)unsecured Indebtedness of the Company owing to any current, future or former director, officer or employee of the Company or any of its Restricted Subsidiaries or their respective assigns, estates, heirs or their current, future or former spouses for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock held by them that would have otherwise been permitted pursuant to clause 4.05(b)(ix) above;
(xxi)Indebtedness representing deferred compensation or similar arrangements (a) to any current, future or former director, officer or employee of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or (b) incurred in connection with any Investment, LMA or acquisition (by merger, consolidation, amalgamation or otherwise) or in connection with a Permitted Change of Control;
(xxii)Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) permitted or not prohibited by the terms of this Indenture;
(xxiii)to the extent constituting Indebtedness, customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business or consistent with past practice; and
(xxiv)Indebtedness of the Company and its Restricted Subsidiaries in addition to that described in clauses (i) through (xxiii) of this Section 4.07(b), and any renewals, extensions, substitutions, refundings, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred and then outstanding pursuant to this clause (xxiv) does not exceed the greater of $275.0 million and 50.0% of L8QA Consolidated EBITDA calculated at the time of incurrence at any one time outstanding, plus, in the case of any such renewals, extensions, substitutions, refundings, refinancings or replacements of Indebtedness permitted under this clause (xxiv) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith such refinancing. Any Indebtedness incurred pursuant to this clause (xxiv) shall cease to be deemed incurred pursuant to this clause (xxiv), and shall be deemed to be Permitted Leverage Ratio Debt, from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness as Permitted Leverage Ratio Debt.
(c)For purposes of determining compliance with this Section 4.07:
(i)In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to clauses 4.07(b)(i) through 4.07(b)(xxiv) above or is entitled to be incurred pursuant to Section 4.07(a), the Company shall, in its sole discretion, be permitted to divide or classify such item of Indebtedness in any manner that complies with this Section 4.07 and may from time to time divide or reclassify such items of Indebtedness (or any portion thereof) in any manner that would comply with this Section 4.07 at the time of such reclassification; for the avoidance of doubt, any incurrence of Indebtedness may, if applicable, be classified in part as being incurred under Section 4.07(a) and in part under one or more categories of Permitted Indebtedness;
(ii)Indebtedness permitted by this Section 4.07 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.07 permitting such Indebtedness;
(iii)In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.07, the Company, in its sole discretion, shall be entitled to divide and classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses;
(iv)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Senior Credit Facility and are being treated as Incurred pursuant to any clause of Section 4.07(b) or Section 4.07(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(v)accrual of interest (including interest paid-in-kind), the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.07;
(vi)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and
(vii)if Indebtedness or Disqualified Stock originally incurred in reliance upon a percentage of L8QA Consolidated EBITDA under this Section 4.07 is being refinanced and such refinancing would cause the maximum amount of Indebtedness or Disqualified Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness or Disqualified Stock will be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such refinancing Indebtedness or Disqualified Stock does not exceed the principal amount or liquidation preference of Indebtedness or Disqualified Stock being refinanced, plus any applicable prepayment or redemption premiums and costs and expenses.
(d)Notwithstanding any other provision of this Section 4.07: (i) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this Section 4.07 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies; and (ii) Indebtedness incurred pursuant to the Senior Secured Credit Agreement prior to or on the Issue Date shall be treated as incurred pursuant to Section 4.07(b)(i).
Section 4.08.Limitation on Transactions with Affiliates.
(a)The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company or any Restricted Subsidiary unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would reasonably be expected to be available in a comparable transaction in arm’s-length dealings with an unrelated third party, and (ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $50.0 million, such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director).
(b)Notwithstanding the foregoing, this Section 4.08 will not apply to (i) employment agreements or compensation or employee benefit arrangements or indemnification agreements or similar arrangements with any officer, director or employee of the Company (including benefits thereunder), (ii) any transaction entered into by or among the Company or any Restricted Subsidiary and one or more Restricted Subsidiaries, (iii) transactions pursuant to agreements existing on the Issue Date and any amendment to or extensions or replacements thereof on terms not materially less favorable to the Company, (iv) Restricted Payments and Permitted Investments, (v) issuances of equity of the Company, (vi) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.08(a), (vii) payments by the Company (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements among the Company (and any such Parent Entity) and its Restricted Subsidiaries to the extent constituting Permitted Tax Distributions, (viii) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing or Receivables Facility and any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation, (ix) transactions entered into by a Restricted Subsidiary with an Affiliate prior to the day such Restricted Subsidiary is designated as a Restricted Subsidiary (so long as such transaction was not entered into in contemplation of such redesignation), (x) [reserved], (xi) intellectual property licenses entered into in the ordinary course of business or consistent with industry or past practice and (xii) any transaction or series of related transactions involving aggregate payments of $40.0 million or less.

Section 4.09.Limitation on Liens.
(a)The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, incur or assume any Lien that is not a Permitted Lien (each, a “Subject Lien”) that secures Obligations under any Indebtedness on or with respect to any of its property or assets now owned or hereafter acquired, unless:
(i)in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and
(ii)in the case of any Subject Lien on any asset or property that is not Collateral, (i) the Notes (or a Subsidiary Guarantee in the case of Subject Liens on assets or property of a Subsidiary Guarantor) are or will be substantially contemporaneously equally and ratably secured with (or (a) solely with respect to any Subject Lien securing First Lien Obligations, on a junior basis to, or (b) at the Company’s option, or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.
(b)Any Lien created for the benefit of the Holders of the Notes pursuant to clause (ii) of Section 4.09(a) shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to Section 4.09(a) in respect of such Subject Lien.
(c)With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Section 4.10.Taxes. The Company shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge all taxes, assessments and governmental levies the failure of which to pay would reasonably be expected to result in a material adverse effect on the condition, business or results of operations of the Company and its Restricted Subsidiaries taken as a whole, except for those taxes, assessments or governmental levies contested in good faith by appropriate proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.
Section 4.11.Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions to the Company or any Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any Subsidiary Guarantor, (ii) make loans or advances to the

Company or any Subsidiary Guarantor, or (iii) transfer any of its properties or assets to the Company or any Subsidiary Guarantor, except for such encumbrances or restrictions existing on the Issue Date (including, for the avoidance of doubt, this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents) or otherwise existing under or by reason of (a) the Senior Credit Facilities and the Existing Notes Indentures, and any amendments, restatements, renewals, replacements or refinancings thereof, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition); provided that such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, (d) customary non-assignment provisions in leases entered into in the ordinary course of business, (e) purchase money Indebtedness or Capital Lease Obligations that only impose restrictions on the property so acquired (and proceeds generated therefrom), (f) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under Section 4.14, (g) customary provisions in leases, licenses, shareholder agreements, joint venture agreements, organizational documents and other similar agreements, including with respect to intellectual property, (h) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under an agreement entered into the ordinary course of business or consistent with past practices, (i) any encumbrance or restriction pursuant to Hedging Obligations, (j) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of the Security Documents and Section 4.07 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries, (k) any encumbrance or restriction arising pursuant to an agreement or instrument, which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be incurred pursuant to Section 4.07 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Senior Secured Credit Agreement, existing on the Issue Date, together with the security documents associated therewith as in effect on the Issue Date or (ii) either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument, (l) any encumbrance or restriction existing by reason of any lien permitted under Section 4.09, (m) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility; and (n) Refinancing Indebtedness permitted under this Indenture; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing.
Section 4.12.Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, the City of New York, an office or an agency (which may be an office of any Agent) where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Company shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any matter relieve the Company of its obligations to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.
Section 4.13.Change of Control.
(a)In the event of a Change of Control Repurchase Event, the Company will make an offer to purchase all of the then outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, in accordance with the terms prescribed in this Section 4.13 (a “Change of Control Offer”).
(b)Within 60 days after any Change of Control Repurchase Event, the Company shall send (or cause to be sent) to each Holder of Notes a notice stating: (i) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Purchase Date”), which shall be a Business Day, specified in such notice, that is not earlier than 10 days or later than 60 days from the date such notice is sent, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Repurchase Event as provided in Article III in which event such date of purchase need not be made within such 60 day period, (ii) the amount of accrued and unpaid interest as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Purchase Date, (v) that Holders electing to tender any Note or portion thereof shall be required to surrender their Note, with a form entitled “Option of Holder to Elect Purchase” completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Purchase Date; provided that Holders electing to tender only a portion of any Note must tender a principal amount of $1,000 or integral multiples thereof; (vi) that Holders shall be entitled to withdraw their election to tender Notes if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are accepted for payment in part shall be issued new Notes equal in principal amount to the unpurchased portion of Notes surrendered; provided that only Notes in a principal amount of $1,000 or integral multiples thereof will be accepted for payment in part. While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes or withdraw such election through the facilities of DTC, subject to its applicable rules and regulations.
(c)On the Change of Control Purchase Date, the Company shall (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Change of Control Purchase Date, and (iii) deliver or cause to be delivered to the Trustee for cancellation all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly deliver to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon to the Change of Control Purchase Date, and the Trustee shall promptly authenticate and deliver to such Holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part for any reason consistent with this Indenture shall be promptly returned to the Holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Change of Control Offer to Holders of the Notes on or as soon as practicable after the Change of Control Purchase Date.
(d)The Company shall comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.
(e)The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) in connection with or in contemplation of any Change of Control Repurchase Event, the Company (or any Affiliate of the Company) has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer or (3) notice of redemption has been given pursuant to Article III, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control Repurchase Event, which may be conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer. A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, Subsidiary Guarantees and/or Security Documents (but the Change of Control Offer may not condition tenders on the delivery of such consents).
(f)If at the time a Change of Control Offer would be required, the Company is required to make an offer to repurchase, redeem or repay the Term Loan B-2 Facility and/or the Term Loan B-3 Facility pursuant to the Senior Secured Credit Agreement, the Company may make such offer, redemption or repayment on the Term Loan B-2 Facility and/or the Term Loan B-3 Facility in accordance with the terms thereof prior to making a Change of Control Offer to the Holders of the Notes.
(g)The provisions under this Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event, including the definition of “Change of Control,” may be waived or modified with the consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.14.Limitation on Asset Sales.
(a)The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale (including by operation of or as a result of an LLC Division) unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (determined by the Company in good faith as of the date the Company enters into a definitive agreement relating to such Asset Sale) of the assets or other property sold or disposed of in the Asset Sale and (ii) except (x) in the case of a Permitted Asset Swap or (y) if such Asset Sale has a purchase price of less than $100.0 million, at least 75% of such consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), is in the form of cash or Cash Equivalents or assets used or useful in the business of the Company; provided that for purposes of this Section 4.14 “cash” shall include (A) the amount of any liabilities (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee or otherwise extinguished in connection with such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; (B) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and (C) any Designated Noncash Consideration having an aggregate fair market value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed the greater of (x) $110.0 million and (y) 20.0% of L8QA Consolidated EBITDA at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).
Notwithstanding clause (ii) of this Section 4.14(a), (a) all or a portion of the consideration in connection with any such Asset Sale may consist of all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio business, franchise or station or digital business (whether existing as a separate entity, subsidiary, division, unit or otherwise) or any other Similar Business and (b) the Company may, and may permit its Subsidiaries to, issue shares of Capital Stock in a Qualified Joint Venture to a Qualified Joint Venture Partner without regard to clause (ii) of this Section 4.14(a); provided that, in the case of any of (a) or (b) of this sentence after giving effect to any such Asset Sale and related acquisition of assets or Voting Stock, (x) no Default or Event of Default shall have occurred or be continuing; and (y) the Net Proceeds of any such Asset Sale, if any, are applied in accordance with this Section 4.14.
(b)Within 450 days after the later of (A) the date of any Asset Sale and (B) the receipt of any Net Proceeds of such Asset Sale (the “Asset Sale Proceeds Application Period”), the Company or such Restricted Subsidiary, at its option, may elect to apply or cause to be applied the Net Proceeds from such Asset Sale:
(i)to the extent such Net Proceeds are from an Asset Sale of Collateral, to repay: (A) Existing Secured Notes Obligations, (B) Obligations under the Senior Credit Facilities and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto, (C) other First Lien

Obligations and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto, (D) Obligations under the Notes and (E) any other Second Lien Obligations (other than the Notes) and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto; provided that in the case of any repayment pursuant to this clause (E), the Company or such Restricted Subsidiary will either (I) reduce Obligations under the Notes on a pro rata basis with such other Second Lien Obligations by, at its option, (x) redeeming Notes pursuant to Section 3.01 or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or (II) make an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Second Lien Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;
(ii)to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, to repay Obligations under any Indebtedness of the Company or any Restricted Subsidiary that ranks pari passu in right of payment to the Notes (“Pari Passu Indebtedness”) and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto; provided that in the case of any repayment pursuant to this clause (ii), and solely for any repayment of Pari Passu Indebtedness that is not First Lien Obligations, the Company or such Restricted Subsidiary will either (A) reduce Obligations under the Notes on a pro rata basis with any such other Pari Passu Indebtedness by, at its option, (x) redeeming Notes pursuant to Section 3.01 or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes (which may be on a ratable basis with such other Pari Passu Indebtedness) for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;
provided that to the extent the Company or any Restricted Subsidiary makes an offer to redeem, prepay, repay or purchase any Obligations pursuant to any of the foregoing clauses (i) or (ii) at a price of no less than 100% of the principal amount thereof, to the extent the relevant creditors do not accept such offering, the Company and the Restricted Subsidiaries will be deemed to have applied an amount of the Net Proceeds equal to such amount not so accepted in such offer, and such amount shall not increase the amount of Collateral Excess Proceeds or Excess Proceeds (and such amount shall instead constitute Declined Collateral Proceeds or Declined Proceeds, as the case may be);
(iii)to invest in the business of the Company and its Subsidiaries, including any investment in Additional Assets;
(iv)to make capital expenditures in or that are used or useful in a Similar Business or to make capital expenditures for maintenance, repair or improvement of existing assets in accordance with the terms of this Indenture;
provided that the Company may elect to deem Investments or capital expenditures within the scope of the foregoing clauses (iii) or (iv), as applicable, that occur prior to the receipt of the Net

Proceeds to have been made in accordance with such clauses (iii) or (iv) so long as such deemed Investments or capital expenditures shall have been made no earlier than the earlier of (x) the execution of a definitive agreement relating to such Asset Sale and (y) the consummation of such Asset Sale; and/or
(v)any combination of the foregoing;
provided that a binding commitment or letter of intent shall be treated as a permitted application of the Net Proceeds from the date of such commitment or letter of intent so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Proceeds are actually applied substantially in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “First Commitment Application Period”) or, in the event any Acceptable Commitment is later terminated or cancelled prior to the application of such Net Proceeds or such Net Proceeds are not so applied within such First Commitment Application Period, then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be, unless the Company or such Restricted Subsidiary reasonably intends to enter into another Acceptable Commitment prior to the expiration of the First Commitment Application Period (a “Second Commitment”) and such Net Proceeds are actually applied substantially in such manner within 180 days of the date of entering into the Second Commitment; provided, further, that if any Second Commitment is cancelled or terminated for any reason before such Net Proceeds are applied or if the date of such Second Commitment is not prior to the date of the expiration of the First Commitment Application Period then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be.
(c)Any Net Proceeds from an Asset Sale of Collateral not applied or invested as provided and within the time period set forth in Section 4.14(b) will be deemed to constitute “Collateral Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Notes pursuant to clause (i)(C)(II) of Section 4.14(b) shall not be deemed to be Collateral Excess Proceeds without regard to whether such offer is accepted by any Holders. In no event later than 20 Business Days after any date (a “Collateral Asset Sale Offer Trigger Date”) that the aggregate amount of Collateral Excess Proceeds exceeds $75.0 million, the Company shall commence an offer (a “Collateral Asset Sale Offer”) to all Holders of Notes and, if required or permitted by the terms of any First Lien Obligations, Second Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the assets disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such First Lien Obligations, Second Lien Obligations and/or other Obligations as selected by the Company, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such First Lien Obligations, Second Lien Obligations and other Obligations that is, with respect to the Notes only, in an amount equal to $1,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Collateral Excess Proceeds at an offer price, in the case of the Notes only, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and, in the case of such First Lien Obligations, Second Lien Obligations and other Obligations, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such First Lien Obligations, Second Lien Obligations or other Obligations; provided that no such Collateral Asset Sale Offer shall be required to be made while the Term Loan B-2 Facility or Term Loan B-3 Facility remain outstanding. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale of Collateral by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Proceeds (the “Collateral Advance Portion”) in advance of being required to do so by this Indenture (an “Collateral Advance Offer”).
To the extent that the aggregate amount (or accreted value, if applicable) of Notes and such First Lien Obligations, Second Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, tendered pursuant to a Collateral Asset Sale Offer is less than the amount offered in the Collateral Asset Sale Offer (or in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Company may use any remaining Collateral Excess Proceeds (or in the case of a Collateral Advance Offer, the Collateral Advance Portion) (“Declined Collateral Proceeds”) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or such First Lien Obligations, Second Lien Obligations or other Obligations, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Collateral Asset Sale Offer (or in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Company shall purchase the Notes (subject to applicable DTC procedures as to Global Notes) and such First Lien Obligations, Second Lien Obligations or other Obligations, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such First Lien Obligations, Second Lien Obligations or other Obligations, as the case may be, tendered with adjustments as necessary so that no Notes or such First Lien Obligations, Second Lien Obligations or other Obligations, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Collateral Asset Sale Offer (or Collateral Advance Offer), the amount of Collateral Excess Proceeds (or in the case of a Collateral Advance Offer, the Collateral Advance Portion) that resulted in the requirement to make a Collateral Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Collateral Excess Proceeds (or Collateral Advance Portion) upon such completion). Upon consummation or expiration of any Collateral Asset Sale Offer (or Collateral Advance Offer), any remaining Net Proceeds shall not be deemed Collateral Excess Proceeds and the Company may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.
(d)Any Net Proceeds from an Asset Sale that does not constitute Collateral not applied or invested as provided and within the time period set forth in Section 4.14(b) will be deemed to constitute “Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Notes pursuant to clause (ii)(B)(II) of Section 4.14(b) shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders. In no event later than 20 Business Days after any date (a “Asset Sale Offer Trigger Date”) that the aggregate amount of Excess Proceeds exceeds $75.0 million, the Company shall commence an offer (an “Asset Sale Offer”) to all Holders of Notes and, if required or permitted by the terms of any Pari Passu Indebtedness (including, for the avoidance of doubt the Existing Notes), to the holders of such Pari Passu Indebtedness as selected by the Company, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is, with respect to the Notes only, in an amount equal to $1,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes only, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such Pari Passu Indebtedness, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale that does not constitute Collateral by making an Asset Sale Offer with respect to such Net Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”).
To the extent that the aggregate amount (or accreted value, if applicable) of Notes and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (“Declined Proceeds”) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or the Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Company shall purchase the Notes (subject to applicable DTC procedures as to Global Notes) and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds (or Advance Portion) upon such completion). Upon consummation or expiration of any Asset Sale Offer (or Advance Offer), any remaining Net Proceeds shall not be deemed Excess Proceeds and the Company may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.
(e)A Collateral Asset Sale Offer, Asset Sale Offer, Collateral Advance Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes, Guarantees and/or Security Documents (but the Collateral Asset Sale Offer, Asset Sale Offer, Collateral Advance Offer or Advance Offer may not condition tenders on the delivery of such consents).
(f)Pending the final application of an amount equal to the Net Proceeds pursuant to this Section 4.14, the holder of such Net Proceeds may apply any Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Secured Credit Agreement) or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.
(g)In connection with a Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer, the Company shall deliver to each Holder of Notes a notice stating: (i) that the Company is offering to purchase the aggregate principal amount of Notes required to be offered for purchase pursuant to this covenant (and identifying other Indebtedness, if any, that is participating pro rata in such offer) on the date of purchase (the “Asset Sale Offer Purchase Date”), which shall be a Business Day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to such offer, any Notes accepted for payment pursuant to such offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with this Indenture, to be followed by a holder of Notes in order to accept such offer or to withdraw such acceptance, and (vi) such other information as may be required by this Indenture and applicable laws and regulations.
(h)On the Asset Sale Offer Purchase Date, the Company will (i) apply all Collateral Excess Proceeds or Excess Proceeds, as applicable, to the purchase of the aggregate principal amount of

Notes and, if applicable, First Lien Obligations, Second Lien Obligations or other Obligations secured by a Lien permitted under this Indenture on the Collateral or Pari Passu Indebtedness (on a pro rata basis, if applicable) offered for purchase pursuant to this Section 4.14 (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount of Notes (and, if applicable, First Lien Obligations or Second Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral or Pari Passu Indebtedness) has been so validly tendered, all Notes, First Lien Obligations or Second Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral or Pari Passu Indebtedness validly tendered in response to such offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Asset Sale Offer Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer. If less than all Notes tendered pursuant to the Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer are accepted for payment by the Company for any reason consistent with this Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate or otherwise in accordance with the procedures of DTC; provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly deliver to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to holders of the Notes on or as soon as practicable after the Asset Sale Offer Purchase Date.
(i)The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer, as applicable,. To the extent that the provisions of any applicable securities laws or regulations conflict with the Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer, as applicable, provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer, as applicable, provisions of this Indenture by virtue of such compliance.
(j)The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.
Section 4.15.Future Subsidiary Guarantors. The Company shall cause each Restricted Subsidiary of the Company (other than any Foreign Subsidiary or any Securitization Subsidiary) formed (including by operation of or as a result of an LLC Division) or acquired after the Issue Date that directly or indirectly assumes, becomes a borrower under, guarantees or in any other manner become liable with respect to any Indebtedness of the Company under the Senior Secured Credit Agreement or any other syndicated loan or capital markets Indebtedness of the Company or any of its Restricted Subsidiaries with a principal amount equal to or in excess of $100.0 million within 30 days after such obligation arises to issue a Subsidiary Guarantee and execute and deliver an indenture supplemental to this Indenture as a Subsidiary Guarantor substantially in the form of Exhibit C and thereby become a Subsidiary Guarantor which shall be bound by the guarantee of the Notes in the form set forth in this Indenture (without such Subsidiary Guarantor being required to execute and deliver the guarantee endorsed on the Notes) and supplements or joinders to the Security Documents or new Security Documents together with any other filings, actions and agreements required by the Security Documents to create or perfect the security interests for the benefit of the New Second Lien Notes Secured Parties in the Collateral of each Subsidiary; provided that the foregoing shall not apply if Acquired Debt incurred under Section 4.07(b)(ix)(c) shall prohibit such Subsidiary Guarantee, but only for so long as such Acquired Debt prohibits such Subsidiary Guarantee.
Section 4.16.[Reserved].
Section 4.17.Maintenance of Insurance. The Company shall, and shall cause each of its Restricted Subsidiaries to, keep at all times all of their properties which are of an insurable nature insured against loss or damage with insurers believed by the Company to be responsible to the extent that property of similar character usually is so insured by corporations similarly situated and owning like properties in accordance with good business practice.
Within ninety (90) days of the Discharge of Senior Obligations (as defined in the Junior Lien Intercreditor Agreement) or as soon as practicable thereafter using commercially reasonable efforts, the Company shall deliver to the Notes Collateral Agent insurance certificates and endorsements in form and substance substantially consistent with the certificates and endorsements delivered to the Bank Collateral Agent pursuant to the Senior Secured Credit Agreement naming the Notes Collateral Agent for its benefit and the benefit of the holders of the Notes, as loss payee on property and casualty insurance policies and as an additional insured on all general liability policies maintained by the Company or any of its direct or indirect subsidiaries.
Section 4.18.Limitation on Creation of Unrestricted Subsidiaries.
(a)The Company may designate any Subsidiary to be an Unrestricted Subsidiary; provided that the Company could make a Restricted Payment or Permitted Investment in an amount equal to the fair market value as determined in good faith by the board of directors of such Subsidiary pursuant to Section 4.05 and such amount is thereafter treated as a Restricted Payment or Permitted Investment for the purpose of calculating the amount available in connection with Section 4.05.
(b)An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be incurred pursuant to Section 4.07 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.09.
(c)Notwithstanding the foregoing provisions of this Section 4.18, in no event shall the Company or any other Restricted Subsidiary subsequently sell, transfer or otherwise dispose of any Material Intellectual Property or Material FCC License owned by the Company or any other Restricted Subsidiary (in each case, whether pursuant to a sale, lease, license, transfer, Investment, Restricted Payment, dividend or otherwise or relating to the exclusive rights thereto) to any Unrestricted Subsidiary; provided that in no event shall this sentence prohibit the Company or any Restricted Subsidiary from (i) selling, transferring or otherwise disposing of cash or Cash Equivalents to the extent not otherwise prohibited by this Indenture, (ii) entering into royalty agreement and/or non-exclusive licensing, sublicensing or cross-licensing arrangements, (iii) selling, transferring or disposing of Securitization Assets or Receivables Assets in connection with a Receivables Facility or Qualified Securitization Financing permitted under this Indenture or (iv) undertaking a disposition excluded from the definition of an “Asset Sale” (other than pursuant to clause (vii) thereof) or otherwise in compliance with Section 4.14.
Section 4.19.Further Assurances. The Company will, and will cause each of its existing and future Restricted Subsidiaries to, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments and do or cause to be done such further acts as may be necessary and proper to:
(i)effectuate the purposes of this Indenture and;
(ii)ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.
Section 4.20.Suspension of Covenants.
(a)During any period of time that (i) the Notes have Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), the Company and the Restricted Subsidiaries shall not be subject to Section 4.05 hereof, Section 4.07 hereof, Section 4.08 hereof, Section 4.11 hereof, Section 4.14 hereof, Section 4.15 hereof and clause (iv) of Section 5.01 hereof (collectively, the “Suspended Covenants”).
(b)If at any time the Notes thereafter cease to have Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries, shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date, if any, is referred to as the “Suspension Period.”
(c)During any period that the Suspended Covenants have been suspended, the Company may not designate any of its Restricted Subsidiaries as Unrestricted Subsidiaries. On the Reversion Date, if any, all Indebtedness incurred during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.07(b)(xi). On the Reversion Date, if any, the amount of Collateral Excess Proceeds and Excess Proceeds from Asset Sales under Section 4.14 shall be reset to zero. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.05 will be made as though the covenants described under Section 4.05 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.05. Additionally, (a) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(iii); (b) any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action pursuant to Section 4.11 that becomes effective during any Suspension Period shall be deemed to be encumbrances or restrictions existing on the Issue Date and (c) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been made under clause (i) of the definition of “Permitted Investments.” In addition, any obligation to grant further Guarantees of the Notes shall be released during the Suspension Period. All such further obligations to grant Guarantees shall be reinstated upon the Reversion Date; provided that no Subsidiary of the Company shall be required to comply with Section 4.15 after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period.
Section 4.21.After-Acquired Collateral.
(a)From and after the Issue Date, and subject to certain limitations and exceptions, if the Company or any Subsidiary Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Property or assets not required to be Collateral pursuant to this Indenture or the Security Documents) or if the Company or any Subsidiary Guarantor creates or is required to create any additional security interest upon any property or rights to secure any First Lien Obligations, it will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Notes Collateral Agent a perfected security interest (subject to Permitted Liens) in such property and to take such actions to add such property to the Collateral and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.
(b)Notwithstanding the foregoing, opinions of counsel will not be required in connection with the addition of new Subsidiary Guarantors or in connection with such Subsidiary Guarantors entering into the Security Documents or to vest in the Notes Collateral Agent a perfected security interest in after-acquired collateral owned by such Subsidiary Guarantors.
Section 4.22.Post-Closing Collateral Matters.
(a)Within ninety (90) days of the Issue Date, the Company shall file, or shall cause to be filed, the Intellectual Property Security Agreements (as defined in the Security Documents) applicable to patents and trademarks with the United States Patent and Trademark Office and deliver evidence thereof to the Notes Collateral Agent.
(b)Within thirty (30) days of the Issue Date, the Company shall file, or shall cause to be filed, the Intellectual Property Security Agreements (as defined in the Security Documents) applicable to copyrights with the U.S. Copyright Office and deliver evidence thereof to the Notes Collateral Agent.

ARTICLE V

SUCCESSORS
Section 5.01.Merger, Consolidation and Sale of Assets. (a) The Company shall not consolidate or merge with or into (whether or not the Company is the surviving Person), or, directly or indirectly through one or more Restricted Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, for the avoidance of doubt including by way of an LLC Division, to another Person or Persons unless (i) the Surviving Person is a corporation or limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under this Indenture, the Notes and the applicable Security Documents pursuant to a supplemental indenture or other applicable documents or instruments; (iii) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) except in connection with a transaction solely in connection with the creation of a Parent Entity, at the time of such transaction and after giving pro forma effect thereto (other than a merger with a wholly-owned Subsidiary or for purposes of reorganizing into another state), the Surviving Person would (a) be permitted to incur at least $1.00 of Permitted Leverage Ratio Debt or (b) have a Debt to Consolidated EBITDA Ratio immediately after the transaction that is no greater than the Company’s Debt to Consolidated EBITDA Ratio immediately prior to the transaction and (v) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Company are assets of the type which would constitute Collateral under the Security Documents, the Company or the Surviving Person, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.
(b)Notwithstanding clause (iv) of Section 5.01(a) above: (i) the Company may consolidate or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to a Subsidiary Guarantor; (ii) any Restricted Subsidiary may consolidate or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or a Subsidiary Guarantor; and (iii) the Company may merge with an Affiliate of the Company solely for the purpose of reorganizing the Company in the United States, any state thereof or the District of Columbia so long as the amount of Indebtedness of the Company is not increased thereby.
(c)Notwithstanding the foregoing, the Transactions will be permitted without compliance with this Article V.
Section 5.02.Surviving Person Substituted. In the event of any transaction (other than a lease of all or substantially all assets) described in and complying with Section 5.01(a) in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes, this Indenture and the applicable Security Documents pursuant to a supplemental indenture or other applicable documents or instruments, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company would be discharged from its obligations under this Indenture, the Notes and the applicable Security Documents; provided that solely for the purpose of calculating amounts described in clause (iii) of Section 4.05(a), any such Surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction

(and the Company (before giving effect to such transaction) shall be deemed to be the “Company” for such purposes for all prior periods).
ARTICLE VI

DEFAULTS AND REMEDIES
Section 6.01.Events of Default.
(a)Each of the following constitutes an “Event of Default”:
(i)a default for 30 days in the payment when due of interest on any Note;
(ii)a default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional or mandatory redemption, required repurchase or otherwise;
(iii)failure to perform or comply with any covenant, agreement or warranty in this Indenture (other than the defaults specified in clauses (i) and (ii) of this Section 6.01) which failure continues for 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the then outstanding Notes;
(iv)the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $100.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;
(v)except as permitted by this Indenture, any Subsidiary Guarantee of a Subsidiary Guarantor that constitutes a Significant Subsidiary or a group of Subsidiary Guarantors that together constitute a Significant Subsidiary shall for any reason cease to be, or be asserted in writing by any Subsidiary Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;
(vi)one or more final judgments, orders or decrees for the payment of money in excess of $100.0 million, either individually or in the aggregate, other than any final judgments covered by insurance policies issued by reputable and creditworthy companies (to the extent the insurer has been notified and has not denied coverage), shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed within a period of 60 days after their entry, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(vii)there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 days;
(viii)(a) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary (x) consents to the filing of such petition or the appointment of or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary takes any corporate action in furtherance of any such actions in this Section 6.01(a)(viii);
(ix)(a) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (x) in accordance with the terms of the relevant Security Document and this Indenture, (y) the satisfaction in full of all Obligations under this Indenture or (z) any loss of perfection that results from the failure of the Notes Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (b) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; and

(x)the Company or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.
(b)A default under Section 6.01(a)(iv) or Section 6.01(a)(vi) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of the outstanding Notes notify the Company of the default.
(c)Any notice of default delivered to the Company by the Trustee or by Holders of Notes with a copy to the Trustee must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”
(d)In the event of any Event of Default specified in clause (iv) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:
(i)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;
(ii)    the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(iii)    the default that is the basis for such Event of Default has been cured.
Section 6.02.Acceleration.
(a)If any Event of Default (other than an Event of Default specified under Section 6.01(a)(vii) or 6.01(a)(viii) with respect to the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately. In the case of an Event of Default arising from the events specified in Section 6.01(a)(vii) or 6.01(a)(viii) with respect to the Company or any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or a group of Restricted Subsidiaries of the Company that together constitute a Significant Subsidiary, the principal of, premium, if any, and any accrued and unpaid interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice.
(b)The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may rescind any declaration of acceleration of such Notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the nonpayment of principal or premium, if any, or interest on, the Notes which shall have become due by such declaration) shall have been cured or waived.
Section 6.03.Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04.Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture and the Security Documents except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each Holder of Notes affected), or (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of each Holder of Notes affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefore shall deemed to have been cured for every purpose of this Indenture; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05.Control by Majority of Holders. Subject to Section 7.01(e), the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on it by this Indenture. However, the Trustee or the Notes Collateral Agent may refuse to follow any direction that conflicts with law, this Indenture or any Security Document, that the Trustee or the Notes Collateral Agent determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee or the Notes Collateral Agent in personal liability.
Section 6.06.Limitation of Suits by Holders. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, subject to the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, a Holder may pursue a remedy with respect to this Indenture or the Notes only if: (1) the Holder gives to the Trustee written notice of a continuing Event of Default; (2) the Holders of at least 30% in principal amount of the then outstanding Notes make a request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the written request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. Holders of the Notes may not enforce this Indenture, except as provided herein.
Section 6.07.Rights of Holders. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of any such payment of principal of, and premium, if any, and interest on, a Note, on or after its Stated Maturity, shall not be impaired or affected without the consent of the Holder.
Section 6.08.Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (a)(ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for (i) the principal, premium, if any, and interest remaining unpaid on the Notes, (ii) interest on overdue principal and premium, if any, and, to the extent lawful, interest, and (iii) such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel (“Trustee Expenses”).

Section 6.09.Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee (including any claim for Trustee Expenses and for amounts due under Section 7.07) and the Holders allowed in any Insolvency or Liquidation Proceeding relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute to Holders any money or other property payable or deliverable on any such claims and each Holder authorizes any Custodian in any such Insolvency or Liquidation Proceeding to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders any such Custodian is hereby authorized to make such payments directly to the Holders, and to pay to the Trustee any amount due to it hereunder for Trustee Expenses, and any other amounts due the Trustee under Section 7.07; provided, however, that the Trustee shall not be authorized to (i) consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or (ii) vote in respect of the claim of any Holder in any such Insolvency or Liquidation Proceeding. To the extent that the payment of any such Trustee Expenses, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Section 6.10.Priorities. Subject to the Junior Lien Intercreditor Agreement and any other applicable Intercreditor Agreement, any money collected by the Trustee pursuant to this Article VI, and any money or other property distributable in respect of the Company’s obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
First: to the Trustee and the Notes Collateral Agent (including any predecessor Trustee or Notes Collateral Agent, as applicable) in each case, and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent and the costs and expenses of collection;
Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
Third: to the Company or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders.
Section 6.11.Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE VII

TRUSTEE
Section 7.01.Duties of Trustee.
(a)If an Event of Default occurs (and has not been cured) the Trustee shall (i) exercise the rights and powers vested in it by this Indenture, and (ii) use the same degree of care and skill in exercising such rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
(b)Except during the continuance of an Event of Default: (i) the Trustee’s duties shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether they conform to this Indenture’s requirements.
(c)The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except, that: (i) this Section 7.01(c) does not limit the effect of Section 7.01(b); (ii) the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction it receives pursuant to Section 6.05 hereof or otherwise in accordance with the direction of the Holders of a majority in principal amount of outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture.
(d)Every provision of this Indenture that in any way relates to the Trustee shall be subject to paragraphs (a), (b), and (c) of this Section 7.01.
(e)No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.
(f)The Trustee shall not be liable for interest on any money received by it except as it may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.Rights of Trustee.
(a)The Trustee may rely on any document it believes to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.
(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel, or both (unless this Indenture provides no Opinion of Counsel is required). The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under this Indenture in good faith and in reliance on such advice or opinion.
(c)The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)The Trustee shall not be liable for any action it takes or omits in good faith that it believes to be authorized or within its rights or powers.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
(f)The Trustee shall not be deemed to have notice of any Default or Event of Default (except any Event of Default occurring pursuant to Sections 4.01, 6.01(a)(i) and 6.01(a)(ii)) unless a Trust Officer of the Trustee has actual knowledge thereof or unless a written notice of such event is sent to the Trustee in accordance with Section 13.02, and such notice references the Notes and this Indenture.
(g)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.
Section 7.03.Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign. Each Agent shall have the same rights as the Trustee under this Section 7.03.
Section 7.04.Trustee’s Disclaimer. The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Subsidiary Guarantor under this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or any Security

Document; the execution, validity, genuineness, effectiveness or enforceability of the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents.
Section 7.05.Notice to Holders of Defaults and Events of Default. If a Default or Event of Default occurs and is continuing and if a Trust Officer has notice of such Default or Event of Default as described in Section 7.02(f), the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs; provided, however, that in any event the Trustee shall not be required to deliver such notice prior to 10 days after a Trust Officer receiving such notice of Default or Event of Default as described in Section 7.02(f). Except in the case of a Default or Event of Default in payment on any Note (including any failure to redeem Notes called for redemption or any failure to purchase Notes tendered pursuant to an Offer that are required to be purchased by the terms of this Indenture), the Trustee may withhold the notice if and so long as it determines in good faith that withholding such notice is in the Holders’ interests.
Section 7.06.[Reserved].
Section 7.07.Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services hereunder, as mutually agreed upon by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. As mutually agreed upon by the Company and the Trustee, the Company shall reimburse the Trustee upon request for all reasonable disbursements, advances and expenses it incurs or makes in addition to the compensation for its services. As mutually agreed upon by the Company and the Trustee, such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.07 shall include its officers, directors, stockholders, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending themselves against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to their negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which a Trust Officer has received notice and for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder, unless the Company is unduly prejudiced by the failure to provide such notice. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of one such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.
The Company’s obligations under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee. The Company need not reimburse any expense or indemnify against any loss or liability the Trustee incurs as a result of its gross negligence, bad faith or willful misconduct.
To secure the Company’s and the Subsidiary Guarantors’ obligations under this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge or termination for any reason of this Indenture and the resignation or removal of the Trustee. Such Lien shall constitute a Permitted Lien under this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vii) or (viii) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute administrative expenses under any Bankruptcy Law without any need to demonstrate substantial contribution under Bankruptcy Law.
Section 7.08.Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
The Trustee may resign and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee if: (i) the Trustee fails to comply with Section 7.10; (ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law; (iii) a Custodian or public officer takes charge of the Trustee or its property; or (iv) the Trustee becomes incapable of performing the services of the Trustee hereunder.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee; provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace any successor Trustee appointed by Company.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its appointment to Holders. The retiring Trustee shall promptly transfer all property it holds as Trustee to the successor Trustee; provided that all sums owing to the retiring Trustee hereunder have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the retiring Trustee’s benefit with respect to expenses and liabilities relating to the retiring Trustee’s activities prior to being replaced.

Section 7.09.Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.10.Eligibility; Disqualification. The Trustee shall at all times (i) be a corporation organized and doing business under the laws of the United States of America, of any state thereof, or the District of Columbia authorized under such laws to exercise corporate trust powers, (ii) be subject to supervision or examination by federal or state authority and (iii) have a combined capital and surplus of at least $100 million as set forth in its most recently published annual report of condition.
Section 7.11.Limitation of Liability. In no event shall the Trustee, in its capacity as such or as Notes Collateral Agent, Paying Agent or Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The provisions of this Section 7.11 shall survive satisfaction and discharge or the termination for any reason of this Indenture or any of the Security Documents and the resignation or removal of the Trustee.
Section 7.12.Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
Section 7.13.Limitation on Duty of Trustee in Respect of Collateral; Indemnification.
(a)Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.
(b)The Trustee and Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee and Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent representing securities pledged under the Security Documents). The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or the Security Documents by the Company, any Subsidiary Guarantor, the Bank Collateral Agent, the Existing Secured Notes Collateral Agent or any other agent, trustee or representative for any Additional First Lien Obligations, Additional Second Lien Obligations or Additional Junior Lien Obligations.
ARTICLE VIII

DISCHARGE OF INDENTURE
Section 8.01.Discharge of Liability on Notes; Defeasance.
(a)Subject to Sections 8.01(c) and 8.06, this Indenture and the Security Documents shall cease to be of any further effect as to all outstanding Notes and Subsidiary Guarantees after (i) either (a) all Notes heretofore authenticated and delivered (other than Notes replaced pursuant to Section 2.07) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered for cancellation have become (x) due and payable or (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company; and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in trust an amount in Dollars or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case, maturing prior to the date the Notes will have become due and payable, the Stated Maturity of the Notes or the relevant redemption date of the Notes, as the case may be, sufficient to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at maturity, Stated Maturity or redemption, (ii) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable under this Indenture by the Company or any Subsidiary Guarantor, (iii) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with and (iv) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture, the Security Documents or any other material agreement or instrument to which the Company or any Restricted Subsidiary of the Company is a party or by which the Company or any Restricted Subsidiary of the Company is bound.
(b)Subject to Sections 8.01(c), 8.02, and 8.06, the Company at any time may terminate (i) all its obligations under this Indenture, the Security Documents and the Notes (including the Subsidiary Guarantees) (“Legal Defeasance Option”), or (ii) its obligations under Sections 4.02, 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.21 and 4.22, Article V and

Article XII (“Covenant Defeasance Option”). The Company may exercise its Legal Defeasance Option notwithstanding its prior exercise of its Covenant Defeasance Option.
If the Company exercises its Legal Defeasance Option, the Events of Default shall be deemed eliminated and payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its Covenant Defeasance Option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(a)(iii) (with respect to the covenants described in the immediately preceding paragraph), (iv), (v) and (vi). If the Company exercises either its Legal Defeasance Option or its Covenant Defeasance Option or upon satisfaction and discharge of this Indenture, the Subsidiary Guarantees of the Subsidiary Guarantors and the Liens on the Collateral pursuant to the Security Documents, in each case, will be automatically and unconditionally released.
Upon satisfaction of the conditions set forth in Section 8.02 and upon the Company’s request (and at the Company’s expense), the Trustee shall acknowledge in writing the discharge of those obligations that the Company has terminated.
(c)Notwithstanding Sections 8.01(a) and (b), the Company’s obligations under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 4.01, 4.04, 4.12, 7.07, 7.08, 8.04, 8.05, and 8.06, and the obligations of the Trustee and the Paying Agent under Section 8.04 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations under Sections 7.07 and 8.05 and the obligations of the Company, Trustee and Paying Agent under Section 8.04 shall survive.
Section 8.02.Conditions to Defeasance. In order to exercise either its Legal Defeasance Option and give effect thereto (“Legal Defeasance”) or its Covenant Defeasance Option and give effect thereto (“Covenant Defeasance”), (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, maturing as to principal and interest in such amounts as will be sufficient, without consideration of any reinvestment of such interest, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal or interest; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (vii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit; and (viii) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Section 8.03.Application of Trust Money. The Trustee or Paying Agent shall hold in trust money and/or U.S. Government Obligations deposited with it pursuant to this Article VIII. The Trustee or Paying Agent shall apply the deposited money and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of, and premium, if any, and interest on, the Notes.
Section 8.04.Repayment to Company. After the Notes have been paid in full, the Trustee and the Paying Agent shall promptly turn over to the Company any excess money or securities held by them upon the written direction of the Company.
Any money deposited with the Trustee or a Paying Agent pursuant to this Article VIII for the payment of the principal of, premium, if any, or interest on, any Note that remains unclaimed for two years after becoming due and payable shall be paid to the Company on its request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money shall cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
Section 8.05.Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee and any Paying Agent against any tax, fee or other charge imposed on or assessed against cash and/or U.S. Government Obligations deposited with it pursuant to this Article VIII or the principal and interest received on such cash and/or U.S. Government Obligations.
Section 8.06.Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that if the Company has made any payment of principal of, or premium, if any, or interest on, any Notes because of the reinstatement of its obligations under this Indenture and the Notes, the Company shall be subrogated to the Holders’ rights to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS
Section 9.01.Amendments and Supplements Permitted Without Consent of Holders.
(a)Notwithstanding Section 9.02, the Company, the Subsidiary Guarantors, Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes or the Security Documents without the consent of any Holder to: (i) cure any ambiguity, defect or inconsistency or correct or supplement any provision contained in this Indenture or the Security Documents that may be defective or inconsistent with any other provision contained in this Indenture or the Security Documents; provided that, in each case, such amendment or supplement shall not adversely affect the interests of the Holders of the Notes; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) provide for the assumption of the Company’s obligations to the Holders in the event of any transaction involving the Company that is permitted under Article V in which the Company is not the Surviving Person; (iv) make any change that would provide any additional rights or benefits to Holders or does not adversely affect the legal rights of any Holder; (v) comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; (vi) add additional Subsidiary Guarantors pursuant to Section 4.15 (which does not require existing Subsidiary Guarantors to execute such supplemental indenture); (vii) provide for the issuance of Additional Notes pursuant to Section 2.15 of this Indenture; (viii) to secure Additional First Lien Obligations or Additional Junior Lien Obligations incurred in compliance with this Indenture and the Security Documents, (ix) to release Collateral as permitted by this Indenture and the Security Documents, (x) to release a Subsidiary Guarantor from its Guarantee when permitted by this Indenture (which amendment does not require existing Subsidiary Guarantors to execute such amendment); (xi) conform this Indenture, the Notes or the Security Documents to provisions of the “Description of Notes” in the Offering Memorandum, (xii) in the case of any Security Document, include therein any legend required to be set forth therein pursuant to the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement or to modify any such legend as required by the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement or otherwise enter into any amendments, restatements, amendments and restatements, supplements or other modifications thereto required under the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, (xiii) enter into any Intercreditor Agreement or any other intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Junior Lien Intercreditor Agreement, taken as a whole, or any other applicable Intercreditor Agreement, taken as a whole, or any joinder to any of the foregoing or enter into the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement or any other intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Junior Lien Intercreditor Agreement, taken as a whole, or any other Intercreditor Agreement, taken as a whole, or any joinder to any of the foregoing, (xiv) mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the New Second Lien Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise or (xv) provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Secured Credit Agreement, the Existing Secured Notes Indenture or any other agreement relating to First Lien Obligations or Junior Lien Obligations that is not prohibited by this Indenture.

(b)Upon the Company’s request, after receipt by the Trustee of an Officer’s Certificate authorizing the execution of any amended or supplemental indenture, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any future appropriate agreements and stipulations that may be contained in any such amended or supplemental indenture, but the Trustee shall not be obligated to enter into an amended or supplemental indenture that affects its own rights, duties, or immunities under this Indenture or otherwise; provided that no Opinion of Counsel shall be required.
Section 9.02.Amendments and Supplements Requiring Consent of Holders.
(a)Except as otherwise provided in Sections 6.04, 9.01(a) and 9.02(c), this Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Security Documents may be waived with the consent of Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for, the Notes).
(b)Upon the Company’s request and after receipt by the Trustee of an Officer’s Certificate authorizing the execution of any supplemental indenture, evidence of the Holders’ consent, and the documents described in Section 9.06, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but not be obligated to, enter into such amended or supplemental indenture.
(c)No such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (with respect to any Notes held by a nonconsenting holder): (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency or the manner in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) extend the time for payment of interest on the Notes; (iii) reduce the premium payable upon the redemption of any such Note or change the time at which such Note may be redeemed, in each case as described under Section 3.01 (but excluding, for the avoidance of doubt (for purposes of all clauses herein), any change to advance notice provisions); (iv) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any amended or supplemental indenture or the consent of whose holders is required for any waiver of compliance with any provision of this Indenture or any Default hereunder and the consequences provided for hereunder; (v) modify any of the provisions of this Indenture relating to any amended or supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of any covenant, except to increase the percentage of outstanding Notes required for such actions or to provide that any other provision of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby; (vi) modify the ranking of the Notes or any Subsidiary Guarantee (including subordinating, or having the effect of subordinating, the right of payment with respect to the Notes); or

(vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee other than in accordance with the terms of this Indenture.
(d)Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Security Documents.
(e)It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to each Holder affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Section 9.03. [Reserved].
Section 9.04.Revocation and Effect of Consents.
(a)Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of a Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented to the amendment or waiver.
(b)The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Notes entitled to consent to any amendment or waiver. If a record date is fixed, then notwithstanding the provisions of Section 9.04(a), those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders of Notes after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.
(c)After an amendment or waiver becomes effective it shall bind every Holder, unless it is of the type described in Section 9.02(c), in which case the amendment or waiver shall only bind each Holder that consented to it and every subsequent Holder of a Note that evidences the same debt as the consenting Holder’s Note.
Section 9.05.Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.

The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06.Trustee Protected. The Trustee and the Notes Collateral Agent shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent. If it does, each of the Trustee and the Notes Collateral Agent may, but need not, sign it. In signing such amendment or supplemental indenture, the Trustee and the Notes Collateral Agent shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel pursuant to Sections 13.04 and 13.05 as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Subsidiary Guarantor under this Indenture upon execution and delivery by such Subsidiary Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C hereto or as otherwise provided in this Indenture.
ARTICLE X

[RESERVED]
ARTICLE XI

SUBSIDIARY GUARANTEES
Section 11.01.Subsidiary Guarantees.
(a)Each Subsidiary Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee that: (i) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, to the extent lawful, and all other Obligations of the Company to the Holders or the Trustee under this Indenture and the Notes will be promptly paid in full, all in accordance with the terms of this Indenture and the Notes; and (ii) in case of any extension of time of payment of any Notes or any of such other Obligations, that the Notes will be promptly paid in full when due in accordance with the terms of such extension or renewal, whether at Stated Maturity, by acceleration or otherwise. In the event that the Company fails to pay any amount guaranteed by the Subsidiary Guarantors for any reason whatsoever, the Subsidiary Guarantors will be jointly and severally obligated to pay such amount immediately. The Subsidiary Guarantors hereby further agree that their Obligations under this Indenture and the Notes shall be unconditional, regardless of the validity, regularity or enforceability of this Indenture or the Notes, the absence of any action to enforce this Indenture or the Notes, any waiver or consent by any Holder with respect to any provisions of this Indenture or the Notes, any modification or amendment of, or supplement to, this Indenture or the Notes, the recovery of any judgment against the Company or any action to enforce any such judgment, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee of the Company’s Obligations under this

Indenture and the Notes will not be discharged except by complete performance by the Company or another Subsidiary Guarantor of such Obligations. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Subsidiary Guarantor or a Custodian of the Company or a Subsidiary Guarantor any amount paid by the Company or any Subsidiary Guarantor to the Trustee or such Holder, the Subsidiary Guarantee of the Company’s Obligations under this Indenture and the Notes by each Subsidiary Guarantor shall, to the extent previously discharged as a result of any such payment, be immediately reinstated and be in full force and effect. Each Subsidiary Guarantor hereby acknowledges and agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Company’s Obligations under this Indenture and the Notes may be accelerated as provided in Article VI for purposes of the Subsidiary Guarantees notwithstanding any stay, injunction or other prohibition preventing such acceleration, and (y) in the event of any declaration of acceleration of the Company’s Obligations under this Indenture and the Notes as provided in Article VI, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of the Subsidiary Guarantees.
(b)Each Subsidiary Guarantor hereby waives all rights of subrogation, contribution, reimbursement and indemnity, and all other rights, that such Subsidiary Guarantor would have against the Company at any time as a result of any payment in respect of its Subsidiary Guarantee (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise).
(c)Each Subsidiary Guarantor that makes or is required to make any payment in respect of its Subsidiary Guarantee shall be entitled to seek contribution from the other Subsidiary Guarantors to the extent permitted by applicable law; provided that each Subsidiary Guarantor agrees that any such claim for contribution that such Subsidiary Guarantor may have against any other Subsidiary Guarantor shall be subrogated to the prior payment in full in cash of all Obligations owed to Holders under or in respect of the Notes.
(d)Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. A Subsidiary Guarantor may consolidate with or merge into or sell its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with such Subsidiary Guarantor, but subject to the provisions described in Section 11.06(a)(i)); provided that (a) if the Surviving Person is not the Subsidiary Guarantor, the Surviving Person agrees to assume such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and all its obligations under this Indenture or (b) such transaction does not violate any covenants set forth in this Indenture.
Section 11.02.Trustee to Include Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company, the term “Trustee” as used in this Article XI shall (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article XI in place of the Trustee.
Section 11.03.Limits on Subsidiary Guarantees. Each Subsidiary Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the guarantee by each Subsidiary Guarantor pursuant to its Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and each Subsidiary Guarantor hereby irrevocably agree that the obligations of each Subsidiary Guarantor under the Subsidiary Guarantees shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of each Subsidiary Guarantor, result in the obligations of each Subsidiary Guarantor under the Subsidiary Guarantees not constituting such fraudulent transfer or conveyance.
Section 11.04.Execution of Subsidiary Guarantee. To evidence its Subsidiary Guarantee set forth in Article XI, each Subsidiary Guarantor hereby agrees that the execution and delivery of this Indenture or a supplemental indenture hereto, as the case may be, executed on behalf of each Subsidiary Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Subsidiary Guarantor who shall have been duly authorized to so execute by all requisite corporate action shall constitute its delivery of its Subsidiary Guarantee. Each of the Subsidiary Guarantors hereby agrees that its Subsidiary Guarantee set forth in Article XI shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee. If an Officer of a Subsidiary Guarantor whose signature is on this Indenture or a supplemental indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Subsidiary Guarantor’s Subsidiary Guarantee of such Note shall nevertheless be valid. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.
Section 11.05.Stay, Extension and Usury Laws. Each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive each Subsidiary Guarantor from performing its Subsidiary Guarantee as contemplated herein or which might affect the covenants or the performance of this Indenture and Notes; and each such Subsidiary Guarantor (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee pursuant to this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 11.06.Release of Guarantees.
(a)Each Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Subsidiary Guarantor, the Company or the Trustee is required for the release of such Subsidiary Guarantor’s Guarantee (and the Trustee (subject to its receipt of an Officer’s Certificate) shall execute documents evidencing such release), upon:
(i)in the event of a sale, exchange, issuance disposition or other transfer (including by way of consolidation, dividend, distribution or merger) of (x) the Capital Stock of such Subsidiary Guarantor or issuance of Capital Stock by such Subsidiary Guarantor, in each case, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company or (y) all or substantially all of the assets of such Subsidiary Guarantor, in each case if such sale, exchange, issuance, disposition or other transfer is made in compliance with, or is not prohibited by, the applicable provisions of this Indenture (including any amendments thereof);
(ii)the release or discharge of the guarantee by, or direct obligation of, such Subsidiary Guarantor of Indebtedness under the Senior Secured Credit Agreement, or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such

Guarantee, except, in each case, a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof); provided that such Subsidiary Guarantor does not guarantee any First Lien Obligations;
(iii)the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with Section 4.18;
(iv)the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor or upon the liquidation, dissolution or winding up of such Subsidiary Guarantor;
(v)the occurrence of a Covenant Suspension Event;
(vi)as described under Article IX or in accordance with the provisions of the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement;
(vii)the exercise by the Company of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture; or
(viii)to the extent that such Subsidiary Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the Guarantee referred to in such clause.
(b)Notwithstanding clause (v) of Section 11.06(a), if, after any Covenant Suspension Event, a Reversion Date shall occur, then the Suspension Period with respect to such Covenant Suspension Event shall terminate and all actions reasonably necessary to provide that the Notes shall have been unconditionally guaranteed by each Subsidiary Guarantor (to the extent such guarantee is required by Section 4.15 hereof) shall be taken within 90 days after such Reversion Date or as soon as reasonably practicable thereafter using commercially reasonable efforts.
(c)In addition, if any Subsidiary Guarantor becomes an Immaterial Subsidiary, the Company shall have the right to cause such Immaterial Subsidiary to cease to be a Subsidiary Guarantor, subject to the requirement that such Subsidiary Guarantor shall be required to become a Subsidiary Guarantor if it ceases to be an Immaterial Subsidiary and is not an Unrestricted Subsidiary; provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee any Senior Secured Credit Agreement or other Indebtedness of the Company or the other Subsidiary Guarantors unless and until it again becomes a Subsidiary Guarantor.

ARTICLE XII
COLLATERAL
Section 12.01.Security Documents.
On and after the Issue Date, the due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company and the Subsidiary Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure New Second Lien Notes Obligations, subject to the terms of the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any. The Trustee, the Company and the Subsidiary Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Junior Lien Intercreditor Agreement on the Issue Date, and any other Security Documents and any other Intercreditor Agreement, if any, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Notes Collateral Agent filed copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to Section 4.22, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, the Company and the Subsidiary Guarantors shall execute any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Security Documents in the Collateral. Such security interest and Liens will be created under the Security Documents and other security agreements, instruments and documents.

Section 12.02.Release of Collateral.
(a)Subject to Sections 12.02(b) and (c) hereof, the Liens securing the Notes will be automatically released, and the Trustee (subject to its receipt of an Officer’s Certificate as provided below) shall execute documents evidencing such release, or instruct the Notes Collateral Agent to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:
(i)in whole upon:

(A)payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;
(B)satisfaction and discharge of this Indenture as set forth under Article VIII;
(C)a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article VIII; or
(D)a Covenant Suspension Event;
(ii)in whole or in part, with the consent of Holders of the Notes in accordance with Article IX of this Indenture;
(iii)in part, as to any asset constituting Collateral:
(A)that is sold or otherwise disposed of:
(1)by the Company or any Subsidiary Guarantor to any Person that is not the Company or a Subsidiary Guarantor in a transaction permitted by Section 4.14 and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Security Documents, or
(2)if all other Liens on that asset securing the First Lien Obligations then secured by that asset are released (other than any release in connection with the discharge of such First Lien Obligations) and no Default or Event of Default has occurred and is continuing under this Indenture, or
(B)that is held by a Subsidiary Guarantor that ceases to be a Subsidiary Guarantor,
(C)that becomes Excluded Property, or
(D)that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Junior Lien Intercreditor Agreement and the Security Documents;
(b)Notwithstanding Section 12.02(a)(i)(D) hereof, if, after any Covenant Suspension Event, a Reversion Date shall occur, then the Suspension Period with respect to such Covenant Suspension Event shall automatically terminate and the Liens on the Collateral securing the Notes and the Guarantees and Security Documents shall be reinstated and all actions reasonably necessary to provide to the Notes Collateral Agent for its benefit and the benefit of the New Second Lien Notes Secured Parties valid, perfected, second priority security interests (subject to Permitted Liens) in the Collateral shall be taken within ninety (90) days after the occurrence of such Reversion Date or as soon as reasonably practicable thereafter using commercially reasonable efforts.

(c)With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture, the Security Documents and the Junior Lien Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Junior Lien Intercreditor Agreement and shall do or cause to be done (at the Company’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the Junior Lien Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.
Section 12.03.Suits to Protect the Collateral.
Subject to the provisions of Article VII and the Security Documents and the Junior Lien Intercreditor Agreement, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:
(a)enforce any of the terms of the Security Documents; and
(b)collect and receive any and all amounts payable in respect of the New Second Lien Notes Obligations.
Subject to the provisions of the Security Documents and the Junior Lien Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this
Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04.Authorization of Receipt of Funds by the Trustee Under the Security Documents.
Subject to the provisions of the Junior Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05.Purchaser Protected.
In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Subsidiary Guarantor to make any such sale or other transfer.

Section 12.06.Powers Exercisable by Receiver or Trustee.
In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Company or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Subsidiary Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Section 12.07.Notes Collateral Agent.
(a)The Company and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, and consents and agrees to the terms of the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.07. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.
(c)None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, or for any failure of any Grantor or any other party to this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.
(d)The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this

Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default. The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07).
(f)The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.07 (and Section 7.06 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.
(g)The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(h)The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Junior Lien Intercreditor Agreement on the Issue Date, (iii) enter into any Intercreditor Agreement after the Issue

Date, (iv) make the representations of the Holders set forth in the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, (v) bind the Holders on the terms as set forth in the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement and (vi) perform and observe its obligations under the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement.
(i)If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Junior Lien Intercreditor Agreement.
(j)The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article IX of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(k)The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.
(l)If the Company or any Subsidiary Guarantor (i) incurs any obligations in respect of First Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is (or not all necessary or appropriate intercreditor agreements are) in effect or another Intercreditor Agreement is otherwise required hereunder or at any time when Indebtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing Junior Lien Intercreditor Agreement or other Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into one or more intercreditor agreement(s) (on substantially the same terms as the Junior Lien Intercreditor Agreement or other Intercreditor Agreement) and/or Intercreditor Agreement(s) in favor of a designated agent or representative for the holders of the First Lien Obligations and/or Junior Lien Obligations, as applicable, so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement(s) and/or Intercreditor Agreement(s) (at the sole expense and cost of the

Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that no Officer’s Certificate shall be required in connection with the Junior Lien Intercreditor Agreement to be entered into by the Notes Collateral Agent on the Issue Date.
(m)No provision of this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity reasonably satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto.
Notwithstanding anything to the contrary contained in this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.
(n)The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust Notes by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.
(o)Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
(p)The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Subsidiary Grantor under this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents. Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any; or for any failure of any obligor to perform its Obligations under this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any.
(q)The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee each reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Subsidiary Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Subsidiary Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.
(r)Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents (subject to the first sentence of this Section 12.07(r)).
(s)Subject to the provisions of the applicable Security Documents, the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Junior Lien Intercreditor Agreement, any other Intercreditor Agreement, if any, or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.
(t)After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any.
(u)The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, and to the extent not prohibited under the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.
(v)In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.
(w)Notwithstanding anything to the contrary in this Indenture or in any Security Document or the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, if any (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.
(x)Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Subsidiary Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.07 and Section 13.04 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(y)Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.
(z)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

ARTICLE XIII
MISCELLANEOUS
Section 13.01.[Reserved].
Section 13.02.Notices. Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the other is duly given if in writing and delivered in person, mailed by registered or certified mail, postage prepaid, return receipt requested or delivered by overnight air courier guaranteeing next day delivery to the other’s address:
If to the Company or to any Subsidiary Guarantor:

The E.W. Scripps Company
312 Walnut Street
Cincinnati, OH 45202
Attention: Senior Vice President, Corporate Counsel and Corporate Secretary
Facsimile: (513) 551-9368
With copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Jonathan Ozner
Facsimile: (212) 455-2502
If to the Trustee or the Notes Collateral Agent:

U.S. Bank Trust Company, National Association
425 Walnut Street, CN-OH-W10H
Cincinnati, OH 45202
Attention: William Sicking
The Company, the Trustee or the Notes Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; the date receipt is acknowledged, if mailed by registered or certified mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder shall be mailed by first-class mail to his or her address shown on the register maintained by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.
Section 13.03.[Reserved].

Section 13.04.Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Company shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement, the Notes Collateral Agent: (a) an Officer’s Certificate (which shall include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and (b) an Opinion of Counsel (which shall include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent provided for in this Indenture relating to the proposed action have been complied with; except if this Indenture provides that no Opinion of Counsel is required.
Section 13.05.Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include: (1) a statement that the Person making such certificate or opinion has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (4) a statement as to whether, in such Person’s opinion, such condition or covenant has been complied with.
Section 13.06.Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.07.Legal Holidays. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
Section 13.08.No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under this Indenture, the Notes, the Security Documents, the Subsidiary Guarantees and the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
Section 13.09.Intercreditor Agreements.
(a)Reference is made to Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Secured Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement in favor of such lenders, if any.

(b)Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Notes Collateral Agent pursuant to the Security Documents are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Lien Intercreditor Agreement), including liens and security interests granted to the Bank Collateral Agent, pursuant to or in connection with the Senior Secured Credit Agreement, and (ii) the exercise of any right or remedy by the Trustee or the Notes Collateral Agent hereunder or under any Security Document is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement or such other Intercreditor Agreement shall govern.
Section 13.10.Counterparts. This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Indenture may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Indenture by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
Section 13.11.Initial Appointments, Compliance Certificates. The Company initially appoints the Trustee as Paying Agent, Registrar and authenticating agent. The first compliance certificate to be delivered by the Company to the Trustee pursuant to Section 4.03 shall be for the fiscal year ending on December 31, 2020.
Section 13.12.GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS INDENTURE AND THE NOTES, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.
Section 13.13.No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries, and no other indenture, loan or debt agreement may be used to interpret this Indenture.
Section 13.14.Successors. All agreements of the Company in this Indenture and the Notes shall bind any successor of the Company. All agreements of each of the Subsidiary Guarantors in this Indenture shall bind any of their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.
Section 13.15.Severability. If any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.16.Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table, and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture, and shall in no way modify or restrict any of the terms or provisions of this Indenture.

THE E.W. SCRIPPS COMPANY
By:    /s/ Jason Combs
    Name: Jason Combs
    Title: Chief Financial Officer
SCRIPPS SHARED SERVICES COMPANY
SCRIPPS BROADCASTING HOLDINGS LLC
BOUNCE MEDIA, LLC
BROWN SUGAR, LLC
TRUMPET 25 LLC
SCRIBION BROADCASTING HOLDINGS, LLC
SCRIBION BROADCASTING, LLC
ESCAPE MEDIA, LLC
LAFF MEDIA, LLC
GRIT MEDIA, LLC
COURT TV MEDIA, LLC
ION MEDIA NETWORKS, INC.
ION MEDIA BOSTON LICENSE, LLC
ION MEDIA LICENSE COMPANY, LLC
ION MEDIA NETWORKS OPERATIONS, LLC
ION MEDIA NETWORKS REAL PROPERTY, LLC ION STATION EQUIPMENT, LLC
ION STATION PROPERTIES, LLC
ION STATION LEASES, LLC
ION TELEVISION LICENSE, LLC
By:    /s/ Jason Combs
    Name: Jason Combs
    Title: Vice President
SCRIPPS MEDIA, INC.
SCRIPPS NATIONAL DIVISION HOLDING COMPANY
By:    /s/ Jason Combs
    Name: Jason Combs
    Title: President

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:    /s/ William Sicking
    Name: William Sicking
    Title: Vice President
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent
By:    /s/ William Sicking
    Name: William Sicking
    Title: Vice President
[Signature Page to Indenture]

APPENDIX A
Provisions Relating to Initial Notes and Additional Notes
1.Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture of which this Appendix A is a part.
2.The Securities.
2.1    Form and Dating. The Initial Notes issued on the date hereof will be (i) offered and sold by the Company pursuant to the Purchase Agreement and (ii) resold, initially only to (A) QIBs in reliance on Regulation D and (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S.
(a)    Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes (collectively, the “Regulation S Global Note”), in each case, without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.
(b)    Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.
Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
App. A-1

(c)    Definitive Notes. Except as provided in Sections 2.3 and 2.4, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.
2.2    Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by an Officer the (A) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $750,000,000 and (B) Additional Notes for original issue on a date subsequent to the Issue Date. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.
2.3    Transfer and Exchange.
(a)    Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:
(x)    to register the transfer of such Definitive Notes; or
(y)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
    (i)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and
    (ii)    are accompanied by the following additional information and documents, as applicable:
(A)    if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or
(B)    if such Definitive Notes are being transferred to the Company, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or
(C)    if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (i) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).
(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly
App. A-2

endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:
    (i)    certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (A) to a QIB in accordance with Rule 144A or (B) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and
    (ii)    written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.
(c)    Transfer and Exchange of Global Notes.
    (i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.
    (ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.
App. A-3

    (iii)    Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
    (iv)    In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
(d)    Restrictions on Transfer of Regulation S Global Note.
    (i)    Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (A) to the Company, (B) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (C) in an offshore transaction in accordance with Regulation S, (D) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (E) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.
    (ii)    Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.
(e)    Legend.
    (i)    Except as permitted by paragraphs (ii), (iii) or (iv) of this Section 2.3(e), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):
    THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES
App. A-4

ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.
BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) THE HOLDER IS NOT ACQUIRING OR HOLDING SUCH SECURITY (OR ANY INTEREST THEREIN) WITH THE ASSETS OF (A) AN “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(30) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (B) A “PLAN” WITHIN THE MEANING OF SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR ANY U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) OR (B) PURSUANT TO ERISA OR OTHER SIMILAR LAW OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY BY THE HOLDER WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS AND NONE OF THE ISSUER OF THE SECURITIES, THE GUARANTORS OR ANY OF THEIR RESPECTIVE AFFILIATES IS OR WILL BE ITS FIDUCIARY WITH RESPECT TO ITS INVESTMENT IN SUCH SECURITY.
App. A-5

    (ii)    Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder hereto to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).
    (iii)    Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note (or Additional Note) acquired pursuant to Regulation S, all requirements that such Initial Note (or such Additional Note) bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note (or such Additional Note) be issued in global form shall continue to apply.
    (iv)    In addition, after one year after the last date of initial issuance of the Notes the Company may cause the Restricted Notes Legend to be removed upon delivery of an Opinion of Counsel that such legend may be removed in compliance with U.S. securities laws.
(f)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
(g)    Obligations with Respect to Transfers and Exchanges of Notes.
    (i)    the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
    (ii)    No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted in this Indenture), but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer taxes or other similar governmental charges payable in connection therewith (other than any such documentary, stamp or similar issue or transfer tax or other similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, 3.07 or 9.05 of this Indenture, which the Company shall pay).
    (iii)    Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
    (iv)    The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in
App. A-6

part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed.
    (v)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Note surrendered upon such transfer or exchange.
(h)    No Obligation of the Trustee.
    (i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
    (ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
2.4    Definitive Notes.
(a)    A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.
(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in
App. A-7

excess thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note not originally issued and sold pursuant to an effective registration statement under the Securities Act in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the Restricted Notes Legend.
(c)    Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(d)    In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.
App. A-8

EXHIBIT A
[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO

THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.
BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) THE HOLDER IS NOT ACQUIRING OR HOLDING SUCH SECURITY (OR ANY INTEREST THEREIN) WITH THE ASSETS OF (A) AN “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(30) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (B) A “PLAN” WITHIN THE MEANING OF SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR ANY U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF TITLE I OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) OR (B) PURSUANT TO ERISA OR OTHER SIMILAR LAW OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY BY THE HOLDER WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS AND NONE OF THE ISSUER OF THE SECURITIES, THE GUARANTORS OR ANY OF THEIR RESPECTIVE AFFILIATES IS OR WILL BE ITS FIDUCIARY WITH RESPECT TO ITS INVESTMENT IN SUCH SECURITY.
[Legend for Regulation S Global Notes]
BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
[Legend for Restricted Definitive Notes]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

No.     $
9.875% Senior Secured Second Lien Note due 2030
CUSIP No.1
The E.W. Scripps Company, an Ohio corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Note attached hereto on August 15, 2030.
Interest Payment Dates: February 15 and August 15.
Record Dates: February 1 and August 1.
Additional provisions of this Note are set forth on the other side of this Note.
IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.
1 144A Initial Note: 811054 AH8
Reg S Initial Note: U8604F AB2

Dated:
THE E.W. SCRIPPS COMPANY
By:
    Name:
    Title:

This is one of the 9.875% Senior Secured Second Lien Notes due 2030 referred to in the Indenture.
Dated:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:
    Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL NOTE]

9.875% Senior Secured Second Lien Notes due 2030
1.Interest
The E.W. Scripps Company, an Ohio corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semiannually on February 15 and August 15 of each year (or if any such day is not a Business Day on the next succeeding Business Day) commencing on February 15, 2026. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid or duly provided for, from August 6, 2025 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay cash interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2.Method of Payment
The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the February 1 and August 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) shall be made by wire transfer of immediately available funds to The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.Paying Agent and Registrar
The Company initially appoints U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national association under the laws of the United States (the “Trustee”), as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes. If the Company fails to appoint or maintain a Registrar and/or Paying Agent, the Trustee shall act as such.
4.Indenture
The Company issued the Notes under an Indenture, dated as of August 6, 2025 (the “Indenture”), among the Company, the Subsidiary Guarantors identified therein, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings assigned thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
The Notes are senior secured second lien obligations of the Company. This Note is one of the Initial Notes or Additional Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes are treated as a single class of notes under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by Subsidiaries, enter into or permit certain transactions with Affiliates and Asset Sales. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.
To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors jointly and severally, unconditionally guarantee the Obligations of the Company under the Indenture and the Notes on a senior secured second lien basis pursuant to the terms of the Indenture.
5.Optional Redemption
(a)Except as described in clauses (b), (d) and (f) of this Section 5, the Notes are not redeemable at the Company’s option prior to August 15, 2027.
(b)At any time prior to August 15, 2027, the Notes may be redeemed at any time and from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date.
(c)On and after August 15, 2027, the Notes will be subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below.

Year	Percentage
2027	104.938%
2028	102.469%
2029 and thereafter	100.000%

(d)Notwithstanding the foregoing, at any time and from time to time prior to August 15, 2027, the Company may, at its option, redeem an aggregate principal amount of the Notes not to exceed the net proceeds of one or more Equity Issuances at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date; provided, however, that (i) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes, if any) and (ii) at least 50% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding immediately after any such redemption (unless all Notes are redeemed or repurchased substantially concurrently).
(e)[Reserved].
(f)Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer, Collateral Advance Offer, Collateral Asset Sale Offer, Advance Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in such offer and the Company, or any third party making such offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all Notes that remain outstanding at a price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date or purchase date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer, Collateral Advance Offer, Collateral Asset Sale Offer, Advance Offer or Asset Sale Offer, as applicable, Notes owned by an Affiliate of the Company shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer, Collateral Advance Offer, Collateral Asset Sale Offer, Advance Offer or Asset Sale Offer, as applicable.
(g)The Company may redeem Notes pursuant to one or more of the relevant provisions in the Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions may have different Redemption Dates or may specify the order in which redemptions taking place on the same Redemption Date are deemed to occur.
(h)The Company, their direct and indirect equityholders, any of its Subsidiaries and their respective affiliates and members of our management may acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
“Make Whole Premium” means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at August 15, 2027 (such redemption price being set forth in the table in clause (c) above) plus (2) all required interest payments due on such Note through August 15, 2027, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal

Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the date of the notice of redemption or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the Redemption Date to August 15, 2027; provided, however, that if the period from the Redemption Date to August 15, 2027 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2027 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
6.Sinking Fund
The Notes are not subject to any sinking fund.
7.Notice of Redemption
Notices of redemption will be delivered electronically or mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of Notes that are to be redeemed. Notes in denominations larger than $1,000 of principal amount may be redeemed in part but only in whole multiples of $1,000 of principal amount. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.
8.Repurchase of Notes at the Option of Holders upon Change of Control
Upon a Change of Control, each Holder will have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount on the Change of Control Purchase Date, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.
9.Denominations; Transfer; Exchange
The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.
10.Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.

11.Unclaimed Money
If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
12.Discharge and Defeasance
Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
13.Amendment, Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes and the Security Documents may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes) and (ii) any existing Default or Event of Default or noncompliance with any provision of the Indenture, the Notes or the Security Documents may be waived with the consent of Holders of at least a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent may amend the Indenture or the Notes to: (i) cure any ambiguity, defect or inconsistency or correct or supplement any provision contained in the Indenture or the Security Documents that may be defective or inconsistent with any other provision contained in the Indenture or the Security Documents; provided that, in each case, such amendment or supplement shall not adversely affect the interests of the Holders of the Notes; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) provide for the assumption of the Company’s obligations to the Holders in the event of any transaction involving the Company that is permitted under Article V of the Indenture in which the Company is not the Surviving Person; (iv) make any change that would provide any additional rights or benefits to Holders or does not adversely affect the legal rights of any Holder; (v) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (vi) add additional Subsidiary Guarantors pursuant to Section 4.15 of the Indenture (which does not require existing Subsidiary Guarantors to execute such supplemental indenture); (vii) provide for the issuance of Additional Notes pursuant to Section 2.15 of the Indenture; (viii) to secure Additional First Lien Obligations or Additional Junior Lien Obligations incurred in compliance with the Indenture and the Security Documents; (ix) to release Collateral as permitted by the Indenture and the Security Documents; (x) to release a Subsidiary Guarantor from its Guarantee when permitted by the Indenture (which amendment does not require existing Subsidiary Guarantors to execute such amendment); (xi) conform the Indenture, the Notes or the Security Documents to provisions of the “Description of Notes” in the Offering Memorandum; (xii) in the case of any Security Document, include therein any legend required to be set forth therein pursuant to the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement or to modify any such legend as required by the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement or otherwise enter into any amendments, restatements, amendments and restatements, supplements or other modifications thereto required under the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement; (xiii) enter into any Intercreditor Agreement or any other intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Junior Lien Intercreditor Agreement, taken as a whole, or any other applicable Intercreditor Agreement, taken as a whole, or any joinder to any of the foregoing or enter into the Junior Lien Intercreditor Agreement or any other intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Junior Lien Intercreditor Agreement, taken as a whole, or any other Intercreditor Agreement, taken as a whole, or any joinder to any of the foregoing; (xiv) mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the New Second Lien Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; or (xv) provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Secured Credit Agreement, the Existing Secured Notes Indenture or any other agreement relating to First Lien Obligations or Junior Lien Obligations that is not prohibited by the Indenture.
14.Defaults and Remedies
If any Event of Default (other than an Event of Default specified under Section 6.01(a)(vii) or 6.01(a)(viii) of the Indenture with respect to the Company or any Subsidiary Guarantor) occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately. In the case of any Event of Default arising from the events specified in Section 6.01(a)(vii) or 6.01(a)(viii) of the Indenture with respect to the Company or any Subsidiary Guarantor occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or Notice. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, subject to the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (1) the Holder gives to the Trustee written notice of a continuing Event of Default; (2) the Holders of at least 30% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by the Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability.

15.Trustee Dealings with the Company
The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee, or resign.
16.No Recourse Against Others
No director, officer, employee, incorporator or stockholder, of the Company or any Subsidiary Guarantor shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes, the Subsidiary Guarantees or the Security Documents. Each Holder, by accepting a Note (including Subsidiary Guarantees), waives and releases such Persons from all such liability and such waiver and release are part of the consideration for the issuance of the Notes.
17.Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
18.Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
19.GOVERNING LAW
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
20.CUSIP Numbers
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.Security
The Notes and the related Guarantees will, upon the occurrence of the Issue Date, be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents and the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Junior Lien Intercreditor Agreement on the Issue Date, and the Security Documents and the Junior Lien Intercreditor Agreement and any other Intercreditor Agreement, if any, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
21.Intercreditor Agreements
Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Notes Collateral Agent pursuant to the Security Documents are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Lien Intercreditor Agreement), including liens and security interests granted to the Bank Collateral Agent, pursuant to or in connection with the Senior Secured Credit Agreement, and (ii) the exercise of any right or remedy by the Trustee or the Notes Collateral Agent hereunder, under the Indenture or under any Security Document is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement and the terms of this Note, the terms of the Junior Lien Intercreditor Agreement or such other Intercreditor Agreement shall govern.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint _______________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: _________    Your Signature:

Sign exactly as your name appears on the other side of this Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE
OR REGISTRATION OF TRANSFER RESTRICTED SECURITIES
This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.
The undersigned (check one box below):
    has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);
    has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.
In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(d) under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
(1)        to the Company; or
(2)        pursuant to an effective registration statement under the Securities Act of 1933; or
(3)        inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933; or
(4)        outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or
(5)        pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (4) or (5) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature
Signature Guarantee:
Date: __________
Signature must be guaranteed: Signature of Signature Guarantee by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee
TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Date: __________
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Note is $___________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 (Change of Control) or 4.14 (Limitation on Asset Sales) of the Indenture, check the box:
Change of Control  [  ]         Asset Sales  [  ]
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.13 or 4.14 of the Indenture, state the principal amount: $___________
Date: __________    Your Signature:
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

EXHIBIT B
[Reserved]
B-1-

EXHIBIT C
FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED
BY SUBSEQUENT GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of _________________, among [GUARANTOR] (the “New Guarantor”), a subsidiary of The E.W. Scripps Company (or its successor), an Ohio corporation (the “Company”) and U.S. Bank Trust Company, National Association, a national association under the laws of the United States, as trustee under the indenture referred to below (the “Trustee”) and as collateral agent (the “Notes Collateral Agent”).
WITNESSETH:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 6, 2025 providing for the issuance of an aggregate principal amount of $750,000,000 of 9.875% Senior Secured Second Lien Notes due 2030 (the “Notes”);
WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Notes Collateral Agent, the Company and the New Guarantor are authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, the Company and the New Guarantor have duly authorized the execution and delivery of this Supplemental Indenture and all things necessary to make this Supplemental Indenture when executed by each of them a valid and binding agreement of the Company, the Subsidiary Guarantors and the New Guarantor have been done and performed;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with the Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.
2.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
C-1

3.GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
4.Trustee’s and Notes Collateral Agent’s Assumption; Trustee and Notes Collateral agent Make No Representation. The Trustee and the Notes Collateral Agent assume no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Indenture. The Trustee and the Notes Collateral Agent make no representation as to the validity or sufficiency of this Supplemental Indenture.
5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
7.Execution and Delivery. Each New Guarantor Agrees that its Subsidiary Guarantee set forth in Article XI of the Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Subsidiary Guarantee.
8.Intercreditor Agreements. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Notes Collateral Agent pursuant to the New Second Lien Security Documents are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Lien Intercreditor Agreement), including liens and security interests granted to the Bank Collateral Agent, pursuant to or in connection with the Senior Secured Credit Agreement, and (ii) the exercise of any right or remedy by the Trustee or the Notes Collateral Agent hereunder, under the Indenture or under any New Second Lien Security Document is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement and the terms of this Supplemental Indenture, the terms of the Junior Lien Intercreditor Agreement or such other Intercreditor Agreement shall govern.

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
[NEW GUARANTOR]
By:
    Name:
    Title:
THE E.W. SCRIPPS COMPANY
By:
    Name:
    Title:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:
    Name:
    Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent
By:
    Name:
    Title: